Exhibit 10.18

Published CUSIP Number:

CREDIT AGREEMENT

Dated as of November 18, 2005

among

EPL FINANCE CORP.

(as the initial borrower to be merged with and into

EL POLLO LOCO, INC. concurrently with the Acquisition described herein)

EPL INTERMEDIATE, INC.

(as the Parent Guarantor)

MERRILL LYNCH CAPITAL CORPORATION,

as Administrative Agent and Swing Line Lender,

BANK OF AMERICA, N.A.,

as Syndication Agent and L/C Issuer,

and

The Other Lenders Party Hereto

MERRILL LYNCH & CO.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

BANK OF AMERICA, N.A.,

as

Lead Arrangers and Book Managers,

and

CIT LENDING SERVICES CORPORATION,

as Documentation Agent

-ii-

-iii-

Schedules & Exhibits

Schedule 1.01(b)	Mortgages

Schedule 1.01(c)	Example of Net Restaurant Operating Profit Methodology

Schedule 2.02	Revolving Credit Commitment and Applicable Percentages

Schedule 4.01(a)	EBITDA Calculation

Schedule 5.06	Litigation

Schedule 5.08	Certain Assets

Schedule 5.09	Environmental Matters

Schedule 5.13	Subsidiaries; Equity Interests

Schedule 5.17	Intellectual Property Matters

Schedule 5.22	Restaurant Leases

Schedule 5.23	Bank Accounts

Schedule 7.01	Existing Liens

Schedule 7.03	Existing Indebtedness

Schedule 10.02	Administrative Agent’s Office; Certain Addresses for Notices

Schedule 10.06	Processing and Recordation Fees

Exhibit A-1	Form of Deposit Account Control Agreement

Exhibit A-2	Form of Securities Account Control Agreement

Exhibit B	Form of Loan Notice

Exhibit C	Form of Term Loan Interest Rate Selection Notice

Exhibit D	Form of Swing Line Loan Notice

Exhibit E-1	Form of Term Loan Note

Exhibit E-2	Form of Revolving Loan Note

-iv-

Exhibit F	Form of Compliance Certificate

Exhibit G	Form of Assignment and Assumption

Exhibit H	Form of Guaranty

Exhibit I-1	Form of Opinion

Exhibit I-2	Form of Opinion

Exhibit J	Form of Securities Pledge Agreement

Exhibit K	Form of Security Agreement

Exhibit L	Form of Trademark Collateral Security and Pledge Agreement

Exhibit M	Form of Mortgage

-v-

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of November 18, 2005, among EPL FINANCE CORP., a Delaware corporation (“Finance Co.”), which entity shall be merged with and into, EL POLLO LOCO, INC., a Delaware corporation (the “Company”), EPL INTERMEDIATE, INC., a Delaware corporation (“Parent Guarantor”), as the parent, each lender from time to time party hereto, MERRILL LYNCH CAPITAL CORPORATION, as Administrative Agent and Swing Line Lender and BANK OF AMERICA, N.A., as Syndication Agent and L/C Issuer.

WHEREAS, on the Closing Date (with such term and each other capitalized term used but not defined in these recitals having the meaning provided in Section 1.01), Chicken Acquisition Corp., a Delaware corporation (“CAC”), intends to acquire, indirectly through its direct ownership of Chicken Subsidiary Corp., a Delaware corporation (“CSC”), from the current shareholders of EPL Holdings, Inc., a Delaware corporation (“Holdings”) (which may include the exchange of Equity Interests (including rollover options) in Holdings by certain members of management and current shareholders of Holdings for Equity Interests of CAC), all of the outstanding Equity Interests of Holdings (the “Acquisition”); and

WHEREAS, on the Closing Date Holdings owns of record and beneficially all of the capital stock of the Parent Guarantor, which in turns owns of record and beneficially all of the capital stock of the Company; and

WHEREAS, to effect the Acquisition, (a) the Equity Investors (either directly or indirectly) will contribute cash to the common equity of CAC, which will further contribute such cash to CSC (the “Equity Contribution”), (b) Finance Co. will issue Senior Notes (as defined below) in an aggregate principal amount of $125,000,000 either in a public offering or pursuant to Rule 144A under the Securities Act of 1933 and (c) EPL Intermediate Finance Corp., a Delaware corporation (“Finance Co. II”), which entity shall be merged with and into Parent Guarantor, will issue Senior Holdco Notes (as defined below) yielding gross proceeds of $22,500,110 either in a public offering or pursuant to Rule 144A under the Securities Act of 1933; and

WHEREAS, concurrently with the consummation of the Acquisition, the Company will repay all indebtedness outstanding prior to the closing and terminate all commitments to make extensions of credit under their existing indebtedness other than the Continuing Indebtedness (the “Refinancing”), up to $1.1 million aggregate principal amount under a GE capital lease, which is expected to be repaid promptly after the closing; and

WHEREAS, in connection with the foregoing, Finance Co. has requested that the Lenders extend credit in the form of (a) a Term Loan on the Closing Date in an aggregate principal amount of $104,500,000 and (b) Revolving Loans from time to time prior to the Revolving Loan Maturity Date in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding; and

WHEREAS, concurrently with the consummation of the Acquisition, Finance Co. will merge into the Company with the Company as the surviving corporation of such merger and successor to Finance Co.’s obligations hereunder and the Company will assume the obligations of Finance Co. hereunder.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” has the meaning specified in the recitals hereto.

“Acquisition Agreements” means (i) the Stock Purchase Agreement and (ii) the Finance Co. Merger Agreement.

“Acquisition Documents” means collectively, the Acquisition Agreements and all schedules, exhibits and annexes thereto and all other documents, agreements and instruments entered into in connection therewith.

“Act” has the meaning specified in Section 10.16.

“Administrative Agent” means MLCC and its successors in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address at 250 Vesey Street, Floor 22, New York, New York 10080 and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advisory Fee” means a fee payable to Trimaran Management or its designees in their capacity as a financial advisor pursuant to the Management Agreement in connection with any transaction relating to an acquisition, recapitalization, initial public offering or other transaction by or involving Parent or any of its Subsidiaries not to exceed an aggregate fee equal to 2% of the gross transaction value of such transaction (or series of concurrent transactions) payable as of the date of such transaction (or series of concurrent transactions), plus an amount equal to the reasonable out-of-pocket expenses of Trimaran Management incurred in connection with such transaction (or series of concurrent transactions) and which such fees are subordinated to the Obligations pursuant to the Trimaran Subordination Agreement.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means, as at the date of determination thereof, the sum of (a) the Aggregate Revolving Credit Commitments at such date and (b) the Outstanding Amount with respect to the Term Loan at such date.

“Aggregate Revolving Credit Commitments” means the sum of the Revolving Credit Commitments of all Revolving Lenders.

“Agreement” means this Credit Agreement, including all exhibits and schedules attached hereto.

“Anti-Terrorism Order” means the Executive Order 13224 issued on September 24, 2001.

“Applicable Percentage” means with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment at such time. If the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Lender shall be determined based on the Applicable Percentage of such Revolving Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.02 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (i) with respect to the Term Loan, 3.00% per annum in the case of Eurodollar Rate Loans and 2.00% per annum in the case of Base Rate Loans and (ii) with respect to Revolving Loans the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a), as set forth below:

Applicable Rate for Revolving Loans

Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate Letters of Credit	Base Rate
1	> 5.00:1.00	2.75%	1.75%
2	< 5.00:1.00 and > 4.00:1.00	2.50%	1.50%
3	< 4.00:1.00	2.25%	1.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section for any Fiscal Quarter of the Borrower, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered, until so delivered. The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a) for the first fiscal quarter ending at least three months after the Closing Date shall be the Applicable Rate set forth in Pricing Level 1. No decrease in the Applicable Rate shall be made when any Event of Default exists.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, in their capacities as lead arrangers and book managers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)),

and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent and the Borrower.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company for the year ended December 29, 2004 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such period of the Company and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Revolving Loan Maturity Date, (b) the date of termination of the Aggregate Revolving Credit Commitments pursuant to Section 2.07, and (c) the date of termination of the commitment of each Revolving Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as the “prime rate” of the Administrative Agent. The “prime rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the “prime rate” (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The “prime rate” is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the “prime rate.”

“Base Rate Loan” means a Loan (including a Segment) that bears interest based on the Base Rate.

“Base Rate Revolving Loan” means a Revolving Loan that is a Base Rate Loan.

“Base Rate Segment” means a Segment bearing interest or to bear interest at the Base Rate.

“Borrower Assumption” means, immediately after consummation of the Acquisition, the assumption by the Company of, all the obligations of Finance Co. under this Agreement pursuant to Section 10.18.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower” means (a) prior to the effectiveness of the Finance Co. Merger and the Borrower Assumption, Finance Co., and (b) at all times after the effectiveness of the Finance Co. Merger and the Borrower Assumption, the Company.

“Borrowing” means a Revolving Borrowing, a Swing Line Borrowing or the borrowing of the Term Loan, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“CAC” has the meaning specified in the introductory paragraph hereto.

“Capital Expenditures” means amounts paid or indebtedness incurred by the Borrower or any of its Subsidiaries in connection with the purchase or lease by the Borrower or any of its Subsidiaries of capital assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP, including, without limitation, Consolidated Restaurant Pre-Opening Costs whether or not required to be capitalized; provided that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from (A) insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (B) proceeds received from any Disposition permitted under this Agreement so long as the Borrower is not required to make a prepayment with such proceeds pursuant to Section 2.06(e)(i) or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (c) expenditures made to the extent financed with Tenant Improvement Proceeds, (d) expenditures financed with the proceeds received from the sale or issuance of Equity Interests permitted under this Agreement so long as the Borrower is not required to make a prepayment with such proceeds pursuant to Section 2.06(e)(iii), (e) expenditures to (x) acquire franchised assets subsequently re-franchised within one year of such franchise acquisition and (y) acquire franchised assets with the proceeds of sales of franchised assets sold within one year prior to such franchise acquisition and (f) Deferred and Legacy Capital Expenditures incurred in fiscal 2005 and 2006. Capital Expenditures for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 were $2,163,000, $3,101,000 and $3,600,000, respectively. To the extent cash and cash equivalents of the Parent Guarantor as of the Closing Date after giving effect to the Transactions exceeds $3,000,000, such excess may be used for Capital Expenditures and will not be deemed Capital Expenditures for purposes of this definition. For the avoidance of doubt, subject to clauses (a) through (f) above, expenditures to acquire franchised assets from franchisees shall be deemed Capital Expenditures rather than Permitted Acquisitions.

“Capitalized Leases” means leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

“Cash Collateralize” has the meaning specified in Section 2.04(g).

“Casualty Event” means, with respect to any property (including any interest in property) of the Borrower or any of its Subsidiaries, any loss of, damage to, or condemnation or other taking of, such property for which the Borrower or such Subsidiary receives insurance proceeds, proceeds of condemnation award or other compensation.

“Certificate of Merger” means the Certificate of Merger, dated as of November 18, 2005, acknowledged by the Secretary of State of the State of Delaware as to the Finance Co. Merger.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which, (a) prior to an IPO, Trimaran and its Controlled Investment Affiliates shall collectively cease to own or control (through voting trusts or otherwise), directly or indirectly, at least a majority of the voting power of the Equity Interests of the Parent Guarantor, (b) prior to an IPO, Trimaran and its Controlled Investment Affiliates shall cease to have the power, directly or indirectly, to elect and control a majority of the board of directors of the Parent Guarantor; or prior to or after an IPO, during any period of twelve consecutive calendar months, individuals who were directors of the Parent Guarantor on the first day of such period shall cease to constitute a majority of the board of directors of the Parent Guarantor unless the replacements shall (i) have been approved by a vote of at least a majority of the board of directors of such Person then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved, or (ii) have been elected or nominated for election by Trimaran and/or its Controlled Investment Affiliates, (c) following an IPO, any Person or group (within the meaning of Rule 13d-5 of the Exchange Act) (other than Trimaran and its Controlled Investment Affiliates) not previously approved by the Administrative Agent, directly or indirectly owns 35% or more of the voting power of the Equity Interests of Parent Guarantor and Trimaran and its Controlled Investment Affiliates own directly or indirectly a smaller percentage, or (d) Parent Guarantor at any time ceases to own, directly or indirectly, 100% of the capital stock of the Company.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” means all of the property, rights and interests of the Borrower and the Guarantors that are subject to the Liens created by the Security Documents.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit F.

“Consolidated Cash Interest Expense” means, for any period, the aggregate amount of interest (and other amounts that would constitute Consolidated Total Interest Expense items) paid in cash by the Parent Guarantor and its Subsidiaries during such period, on all Indebtedness of the Borrower and its Subsidiaries outstanding during all or any part of such period, excluding all fees paid to the Lenders, the Arranger or to the Administrative Agent in cash on the Closing Date, and any amortization thereof. For periods ending prior to the one year anniversary of the Closing Date, Consolidated Cash Interest Expense shall be determined by annualizing the Consolidated Cash Interest Expense since the Closing Date based on the actual number of days from the Closing Date to the last day of such period.

“Consolidated EBITDA” means, for any period, the sum, without duplication, of (i) the Consolidated Net Income for such period, plus (ii) income tax expense charged against Consolidated Net Income for such period, plus (iii) to the extent deducted in calculating Consolidated Net Income for such period, Consolidated Total Interest Expense for such period, plus (iv) consolidated depreciation and amortization charges made to Consolidated Net Income for such period, plus (v) to the extent deducted in calculating Consolidated Net Income for such period, any Management Fees and Advisory Fees, not to exceed $500,000 in the aggregate in any Fiscal Year for all such amounts attributable to Advisory Fees, plus (vi) Consolidated Restaurant Pre-Opening Expenses deducted in calculating Consolidated Net Income for such period, plus (vii) transaction costs and expenses incurred on or after the Closing Date in connection with the Acquisition and the financing thereof and the transactions contemplated herein including the payment of management or any transaction fees to the Seller (including, without limitation, stock option exercise-related expenses paid on the Closing Date and travel expenses incurred in connection with the Transactions), plus (viii) non cash charges for such period so long as such charges (other than charges relating to (A) the issuance of stock options (or similar non-cash compensation expense) to officers, directors and employees of the Borrower and its Subsidiaries and (B) Swap Contracts) do not relate to items which will or may result in a cash payment being made in a future period plus (ix) GAAP Rental Expense less Consolidated Rental Expense, plus (x) customary fees and expenses payable in connection with any incurrence of Indebtedness permitted by Section 7.03, plus (xi) amounts actually incurred by the Borrower in connection with the implementation or readiness for compliance with the Sarbanes-Oxley Act of 2002, not to exceed $1,000,000 in the aggregate from October 1, 2005 through the Final Maturity Date, plus (xii) litigation expenses and settlement payments associated with (A) the Borrower’s two existing and ongoing disputes in California with current and former employees regarding unpaid wages and overtime compensation and (B) the Borrower’s existing and ongoing dispute with Jose Ochoa and EPL-Mexico , not to exceed $1,000,000 in the aggregate from October 1, 2005 through the Final Maturity Date for all such amounts pursuant to this clause (xii), minus (xiii) consolidated non-recurring items for such period to the extent such items increased the calculation of Consolidated Net Income, all as determined in accordance with GAAP. Consolidated EBITDA for the fiscal quarters ended June 30, 2005 and September 30, 2005 was $12,467,000 and $12,608,000, respectively.

“Consolidated EBITDAR” means, for any period, the sum of (i) the Consolidated EBITDA of the Borrower and its Subsidiaries for such period, plus (ii) Consolidated Rental Expense for such period, all as determined in accordance with GAAP.

“Consolidated Financial Obligations” means, for any period, the sum of (a) all scheduled payments of principal or mandatory redemption amounts and fees on Indebtedness of the Borrower and its Subsidiaries, including Capitalized Leases and Synthetic Leases (without duplication) during such period, plus (b) Consolidated Cash Interest Expense for such period, plus (c) Consolidated Rental Expense for such period, plus (d) all cash payments in respect of income taxes made during such period (net of any cash refund in respect of income taxes actually received during such period), plus (e) Capital Expenditures for such period. Demand obligations shall be considered a scheduled payment within the meaning of clause (a) above during any period during which such obligations are outstanding to the extent not demanded in any prior Fiscal Quarter. For purposes of the fiscal periods ending prior to the first anniversary of the Closing Date, (a) cash payments in respect of income taxes shall be calculated on a pro forma basis giving effect to the Transactions on the first day of the period for which such calculation is made, (b) in calculating Capital Expenditures for purposes of this definition, Capital Expenditures for each fiscal quarter of 2005 shall be deemed to equal the aggregate combined Capital Expenditures for Fiscal Year 2005, divided by four, and (c) in calculating Capital Expenditures for purposes of this definition, for each fiscal quarter of 2006, any amount in excess of 1/4 of the Borrower’s fiscal 2006 budgeted Capital Expenditures actually incurred may be allocated to the next succeeding fiscal quarter; provided that such Capital Expenditures may not exceed the maximum amount permitted in Section 7.16 for such Fiscal Year.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDAR for the Reference Period ending on such date to (b) Consolidated Financial Obligations for such Reference Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of Consolidated Total Indebtedness outstanding as of such date to (b) Consolidated EBITDA for such Reference Period.

“Consolidated Net Income” means, for any period, the consolidated net income (or net loss) of the Borrower and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP minus Extraordinary Net Gains (if any) plus Extraordinary Net Losses (if any).

“Consolidated Rental Expense” means, for any period, all cash rental expense of the Borrower and its Subsidiaries during such period incurred under any rental agreements or leases of real property, including space leases and ground leases, other than obligations in respect of any Capitalized Leases and Synthetic Lease Obligations.

“Consolidated Restaurant Pre-Opening Costs” means “Start-up costs” (such term used herein as defined in SOP 98-5 published by the American Institute of Certified Public Accountants) incurred by the Borrower or any of its Subsidiaries related to the acquisition, opening and organizing of New Operating Units, such costs including, without limitation, the cost of feasibility studies, staff-training, recruiting and travel for employees engaged in such start-up activities, and marketing and lease costs incurred prior to and in connection with the opening of such New Operating Units.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, other than Indebtedness of the types referred to in clauses (b) and (c) (and (h) as it relates to clauses (b) and (c)) of the definition of “Indebtedness.”

“Consolidated Total Interest Expense” means, for any period, the aggregate amount of interest expense of the Borrower and its Subsidiaries charged against the calculation of income during such period on all Indebtedness of the Borrower and its Subsidiaries outstanding during all or any part of such period, including payments consisting of interest in respect of Capitalized Leases and Synthetic Lease Obligations and including commitment fees, agent’s fees, periodic facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money to the extent the same is charged against the calculation of income as interest expense for such period in accordance with GAAP. For periods ending prior to the one year anniversary of the Closing Date, Consolidated Total Interest Expense shall be determined by annualizing the Consolidated Total Interest Expense since the Closing Date based on the actual number of days from the Closing Date to the last day of such period.

“Continuing Indebtedness” means up to $7,000,000 of capital leases of the Company and any of the Company’s existing 9 1/4% senior secured notes due 2009 and Parent Guarantor’s existing 12 1/2% senior discount notes due 2010 that are not tendered into the Tender Offer and Consent Solicitation.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreements” means the several control agreement(s) and notice(s) of security interest by and among the Borrower, certain financial institutions, and the Administrative Agent, and any other agency account agreement and/or notice of security interest from time to time entered into by and among the Borrower, the Administrative Agent and other financial institutions, each granting the Administrative Agent “control” (within the meaning of the Uniform Commercial Code) over deposit accounts and securities accounts substantially in the form of Exhibit A-1 hereto for deposit accounts and Exhibit A-2 for securities accounts or otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and is organized primarily for making equity or debt investments in the Company and other portfolio companies.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) in the case of Base Rate Loans, the then Applicable Rate for such Base Rate Loan, or in the case of all other Obligations, the then Applicable Rate applicable to Base Rate Segments plus, in each case, (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate for Letters of Credit plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loan, the Term Loan, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Deferred and Legacy Capital Expenditures” means (a) capital expenditures incurred prior to the end of Fiscal Year 2005 in connection with store remodeling, (b) capital expenditures incurred in connection with the development or upgrading of store-level computer systems, including security systems, (c) capital expenditures incurred in connection with the implementation of Sarbanes Oxley Act of 2002 and (d) improvements required to be made by the American’s with Disabilities Act during Fiscal Years 2005 and 2006.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is six months after the Final Maturity Date, (b) is convertible into or exchangeable for (i) debt securities or (ii)

any Equity Interests referred to in (a) above, in each case at any time prior to the date which is six months after the Final Maturity Date, (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations (other than customary contingent indemnification claims and mandatory repurchase obligations arising in favor of employees, directors or officers of any Loan Party in the event of the termination of their employment or other engagement) or (d) requires the payment of cash dividends or distributions prior to the date which is six months after the Final Maturity Date. The amount of Disqualified Capital Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Parent Guarantor and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Capital Stock, exclusive of accrued dividends.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Affiliates or Subsidiaries of the Borrower.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws (including common law), regulations, ordinances, rules, judgments, orders, decrees, permits, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or hazardous wastes and control of or exposure to Hazardous Materials, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly arising under any Environmental Law resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” has the meaning specified in the recitals hereto.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Investors” means Trimaran, its affiliates and any Controlled Investment Affiliate of Trimaran and certain other investors reasonably acceptable to the Administrative Agent; it being understood that (a) American Securities Capital Partners, L.P. and/or its Affiliates and other indirect shareholders of the Company prior to the Acquisition and (b) management of the Company are reasonably acceptable for this purpose.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan (including a Segment) that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Rate Revolving Loan” means a Revolving Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Rate Segment” means a Segment bearing interest or to bear interest at the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Operating Cash Flow” means, for every Fiscal Year, an amount equal to (i) Consolidated EBITDA for such Fiscal Year minus (ii) the sum of (a) Consolidated Financial Obligations (other than those set forth in clause (c) of the definition thereof) paid during such Fiscal Year, (b) voluntary prepayments of the Term Loan made during such Fiscal Year, (c) as long as the Aggregate Revolving Credit

Commitment is reduced by the same amount, any voluntary prepayment of the Revolving Loans, (d) Management Fees paid in cash during such Fiscal Year, (e) Advisory Fees paid in cash during such Fiscal Year, not to exceed $500,000 in the aggregate in any Fiscal Year, (f) transaction costs and expenses incurred on or about the Closing Date in connection with the Acquisition and the financing thereof and the transactions contemplated herein, (g) Permitted Tax Distributions made during such Fiscal Year in accordance with Section 7.06(e), payments made in accordance with Sections 7.06(f) and (g) and payments made in accordance with Section 7.08(e), and (h) payments to the Parent Guarantor made in accordance with Section 7.06(n), plus (iii) non-recurring cash items during such Fiscal Year to the extent such items increased the calculation of Consolidated Net Income plus (iv) Extraordinary Net Cash Gains (if any) minus (v) Extraordinary Net Cash Losses (if any).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made pursuant to any Loan Document, (a) taxes imposed on or measured by its overall net income or net profits (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized, conducting business (other than a business deemed to arise by virtue of the transactions contemplated by the Loan Documents) or having its principal office in or, in the case of any Lender, having its applicable Lending Office in such jurisdiction, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender (i) at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Loan Parties pursuant to Section 3.01(a) and provided that a Lender that acquires a new interest pursuant to Section 2.14 shall be treated for purposes of this clause (i) as having acquired such new interest on the earlier date on which the Lender acquired its existing interest in the Loan or (ii) that is attributable to such Foreign Lender’s failure to comply with Section 3.01(e).

“Existing Credit Agreement” means that certain Credit Agreement, dated as of December 29, 1999 among the Company, Parent Guarantor, SunTrust Bank, Atlanta, as Agent and Issuing Bank, and the Lenders party thereto.

“Existing Senior Secured Notes Indenture” means the Indenture, dated as of December 19, 2003, between the Company and The Bank of New York, as trustee, governing the Company’s 9-1/4% senior secured notes due 2009.

“Extraordinary Net Cash Gains” means with respect to the Borrower and its Subsidiaries in any period, the amount (if any) by which cash extraordinary items of income exceeds the amount of cash extraordinary items of expense, all determined in accordance with GAAP.

“Extraordinary Net Cash Losses” means with respect to the Borrower and its Subsidiaries in any period, the amount (if any) by which cash extraordinary items of expense exceeds the amount of cash extraordinary items of income, all determined in accordance with GAAP.

“Extraordinary Net Gains” means with respect to the Borrower and its Subsidiaries in any period, the amount (if any) by which extraordinary items of income exceeds the amount of extraordinary items of expense, all determined in accordance with GAAP.

“Extraordinary Net Losses” means with respect to the Borrower and its Subsidiaries in any period, the amount (if any) by which extraordinary items of expense exceeds the amount of extraordinary items of income, all determined in accordance with GAAP.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the amended and restated letter agreement, dated September 27, 2005, among CAC, MLCC, Banc of America Securities LLC, Bank of America and Banc of America Bridge LLC.

“Final Maturity Date” means the later of the Revolving Loan Maturity Date and the Term Loan Maturity Date.

“Finance Co.” has the meaning specified in the introductory paragraph hereto.

“Finance Co. II” has the meaning specified in the recitals hereto.

“Finance Co. II Merger” means the merger of Finance Co. II with and into the Parent Guarantor pursuant to which the Parent Guarantor shall be the surviving entity.

“Finance Co. Merger” means the merger of Finance Co. with and into the Company pursuant to which the Company shall be the surviving entity, in accordance with the Certificate of Merger.

“Fiscal Quarter” has the meaning specified in Section 5.22.

“Fiscal Year” has the meaning specified in Section 5.22.

“Foreign Lender” means any Lender that is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GAAP Rental Expense” means, for any period, all rental expense of the Borrower and its Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP, incurred under any rental agreements or leases of real property, including space leases and ground leases, other than obligations in respect of any Capitalized Leases and Synthetic Lease Obligations.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.06(h).

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith (or, in the case of any Indebtedness or obligation which is not assumed by such Person, the lesser of such amount or the fair market value of the assets subject to the Lien referenced in such clause). The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Parent Guarantor and any Subsidiary of the Borrower.

“Guaranty” means collectively or individually as the context may indicate, the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders, and each other Guaranty at any time delivered by a Subsidiary, substantially in the form of Exhibit H.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning specified in the recitals hereto.

“Honor Date” has the meaning specified in Section 2.04(c)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable not overdue by more than 90 days incurred in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that, in the case where such indebtedness is not assumed by such Person, the amount of such indebtedness secured by any such Lien on property owned or being purchased by such Person shall be deemed to be the lesser of (i) an amount equal to the stated or determinable amount of such indebtedness, or (ii) the fair market value of the assets subject to such Lien;

(f) obligations with respect to Capitalized Leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capitalized Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. Notwithstanding the foregoing, up to $3,000,000 in the aggregate amount of obligations relating to the financing of Prepaid Insurance outstanding at any time shall be excluded from the definition of Indebtedness. In calculating “Indebtedness” for purposes of Section 6.18, any letters of credit in respect of which a back-to-back letter of credit has been issued under this Agreement shall not constitute Indebtedness.

“Indemnified Taxes” means Taxes imposed on the Administrative Agent or any Lender or the L/C Issuer on or with respect to the Loans, the Notes or any payment hereunder or under the Fee Letter other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, dated as of the Closing Date, among the Administrative Agent and certain Loan Parties, as amended and in effect from time to time.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of December 19, 2003, between The Bank of New York, as note collateral agent, and SunTrust Bank, as administrative agent under the Existing Credit Agreement, as amended and in effect from time to time.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Revolving Loan Maturity Date in the case of an Interest Period applicable to Revolving Loans or the Term Loan Maturity Date in the case of an Interest Period applicable to Term Loans; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Revolving Loan Maturity Date in the case of an Interest Period applicable to Revolving Loans or the Term Loan Maturity Date in the case of an Interest Period applicable to Term Loans.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (or nine or twelve months thereafter if consented to by all the Lenders), as selected by the Borrower in a Revolving Loan Notice or a Term Loan Interest Rate Selection Notice, as applicable; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Revolving Loan Maturity Date in the case of an Interest Period applicable to Revolving Loans or the Term Loan Maturity Date in the case of an Interest Period applicable to Term Loans.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a division or line of business of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IPO” means the first underwritten public offering that is consummated by the Parent Guarantor of its Equity Interests after the Closing Date pursuant to a registration statement filed with the SEC in accordance with the Securities Act of 1933, as amended.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means the Revolving Lenders from time to time party hereto, the Term Loan Lenders from time to time party hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby or commercial letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Revolving Loan Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.04(i).

“Letter of Credit Sublimit” means an amount equal to $15,000,000 The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, a Term Loan (including any Segment) or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, the Guaranty, the Security Documents, the Subordination Documents and any other document executed by a Loan Party and the Administrative Agent arising out of or in connection with this Agreement.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Management Agreement” means the Monitoring and Management Services Agreement, dated as of November 18, 2005, among Trimaran Management, CAC and the Company.

“Management Fee” means a fee paid to Trimaran Management or its designees pursuant to the Management Agreement in an amount not to exceed $500,000 per annum, plus out-of-pocket costs, expenses of Trimaran actually incurred as permitted pursuant to the Management Agreement in connection with the operation of the Parent and its Subsidiaries in an amount not to exceed $250,000 per annum, plus a one-time fee paid to Trimaran Management or its designees pursuant to the termination of the Management Agreement in an amount not to exceed $2,500,000; provided that such fees are subordinated to the Obligations pursuant to the Trimaran Subordination Agreement.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties of the Loan Documents taken as a whole.

“MLCC” means Merrill Lynch Capital Corporation and its successors.

“Mortgaged Property” means any Real Estate which is subject to any Mortgage.

“Mortgages” means collectively (a) the several deeds of trust set forth on Schedule 1.01(b), dated the Closing Date, each executed by a Loan Party with respect to the fee simple interests of such Loan

Party in the Real Estate on such Schedule, each in substantially the form of Exhibit M hereto, and (b) any other mortgages, leasehold mortgages or deeds of trust executed and delivered to the Administrative Agent after the Closing Date pursuant to Section 6.17, in each case, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to any Disposition, the gross cash proceeds received by a Person in respect of any Disposition, less the sum of (i) all reasonable out-of-pocket fees, commissions and other reasonable and customary costs and expenses (including Borrower’s good faith estimate of costs and expenses incurred but not yet invoiced) actually incurred in connection with such Disposition including outside attorneys’ fees, trustee’s fees or other professional fees and costs payable to any counsel or advisor for the lender, or Borrower or the holder of any other debt secured by the assets subject to Disposition, including the amount of any transfer or documentary taxes in connection with such Disposition or any other taxes which are reasonably attributable to such Disposition as certified by a Responsible Officer of the Borrower, (ii) the aggregate amount of cash so received by such Person which is required to be used to retire (in whole or in part) any Indebtedness (other than under the Loan Documents) of such Person permitted by this Agreement that was secured by a Lien or security interest permitted by this Agreement having priority over the Liens and security interests of the Administrative Agent (for the benefit of the Administrative Agent and the Lenders) with respect to such assets transferred and which is required to be repaid in whole or in part (which repayment, in the case of any other revolving credit arrangement or multiple advance arrangement, reduces the commitment thereunder) in connection with such Disposition, (iii) the Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 90 days of such Disposition, as set forth in a written notice to the Administrative Agent at the time of such Disposition (provided that to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Disposition, such cash proceeds shall constitute Net Cash Proceeds); (iv) amounts provided as a reserve in accordance with GAAP, as set forth in a written notice to the Administrative Agent at the time of such Disposition, against (x) any liabilities under any indemnification obligations associated with such Disposition or (y) any other liabilities retained by such Person or any of its Subsidiaries associated with the properties sold in such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (v) amounts required to be placed in escrow pursuant to the terms of any agreement governing such Disposition (provided that to the extent and at the time any such amounts are released from such escrow to the Loan Parties, such amounts shall constitute Net Cash Proceeds) and (vi) costs of repurchasing, and costs associated with litigation in connection with the repurchase of, franchised Restaurants that are refranchised within twenty-four (24) months of such repurchase; and

(b) with respect to any offering, issuance or sale of any Equity Interests by any Loan Party or incurrence of indebtedness, the excess of the gross cash proceeds received by such Person for such offering, sale or incurrence of indebtedness after deduction of all reasonable and customary transaction expenses (including, without limitation, underwriting discounts and commissions) actually incurred in connection with such a sale or other issuance or such incurrence of indebtedness.

“Net Restaurant Operating Profit” means, for any particular Restaurant, for any period, the amount which would be shown as operating profit of such Restaurant before giving effect to extraordinary or unusual gains or losses, interest expense, depreciation, amortization, and other non-recurring non-cash charges and income and before allocation of corporate overhead charges, on a statement of income for such Restaurant for such period, determined in accordance with GAAP and the methodology customarily utilized by the Borrower and its Subsidiaries as a demonstrative example of such methodology is reflected on Schedule 1.01(c) hereto.

“New Construction” means construction by the Borrower or any of its Subsidiaries related to the opening of a Restaurant owned or operated by the Borrower or any of its Subsidiaries at a new location or the meaningful expansion of capacity at existing facilities of a Restaurant owned or operated by the Borrower or any of its Subsidiaries.

“New Operating Units” means restaurants owned or operated by the Borrower or any of its Subsidiaries or franchisees whose ownership or operation by the Borrower or any of its Subsidiaries or franchises started on a date after the Closing Date or restaurants acquired by the Borrower or any of its Subsidiaries or franchises pursuant to a Permitted Acquisition.

“Notes” means collectively, the Revolving Loan Notes and the Term Loan Notes.

“Obligations” means all advances to, and debts, liabilities and obligations, of, any Loan Party, arising under any Loan Document, any Swap Contract of any Loan Party, to which the Administrative Agent or any of its Affiliates is a party, any other Lender or any Affiliate of a Lender is a party or any party was a Lender at the time such Swap Contract was entered into, in respect of any cash management services provided by a Lender, or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Operating Account” has the meaning specified in Section 5.23.

“Operating Leases” means leases under which the Borrower or any of its Subsidiaries is the lessee or the obligor, other than Capitalized Leases.

“Operating Units” means all Restaurants operated by the Borrower or any of its Subsidiaries, which for the avoidance of doubt, shall include the New Operating Units.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to the Term Loan on any date, the aggregate outstanding principal amount thereof after giving effect to the Borrowing of the Term Loan and any prepayments or repayments of the Term Loan (or any Segment) occurring on such date, (ii) with respect to the Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; and (iii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Parent” means any of EPL Holdings Inc., a Delaware corporation, CSC, CAC and Trimaran Pollo Partners L.L.C., a Delaware limited liability company, or any successor thereto including by way of merger, consolidation, liquidation, dissolution or winding up; it being understood and agreed that Parent will be a holding company whose only material assets will be the direct or indirect ownership of the capital stock of the Parent Guarantor or another holding company whose only material assets and liabilities (other than taxes and expenses of the type permitted to be funded under Section 7.06) will be the direct or indirect ownership of the capital stock of the Parent Guarantor and only liabilities (other than taxes and expenses of the type permitted to be funded under Section 7.06) will be intercompany Indebtedness between Parent and any Loan Party or any such holding company otherwise permitted hereunder.

“Parent Guarantor” has the meaning (i) specified in the introductory paragraph hereto or (ii) at any time after the consummation of a transaction pursuant to which another Person becomes a direct parent of the Company and assumes the Parent Guarantor’s obligation to guarantee the obligations under the Loan Documents, such direct parent, in each case for so long as it guarantees the obligations under the Loan Documents.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificates” means the Perfection Certificate, dated as of the Closing Date, executed by each of the Loan Parties.

“Permitted Cure Securities” means Equity Interests of Parent Guarantor constituting Qualified Capital Stock issued to cure financial covenants in accordance with Section 7.17.

“Permitted Acquisition” means any acquisition permitted under Section 7.02(g).

“Permitted Tax Distributions” has the meaning specified in Section 7.06(e).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Prepaid Insurance” means insurance coverage obtained by or on behalf of the Borrower or its Subsidiaries pursuant to an arrangement whereby a lender prepays (or finances the prepayment of) the applicable insurance premium for the Borrower or such Subsidiary in full and the obligation of the Borrower or such Subsidiary to repay such lender is secured solely by the Borrower’s or such Subsidiary’s right under the policy of insurance to recover unearned premiums upon early termination of the policy.

“Pro Rata Term Share” means, with respect to each Term Loan Lender, the percentage (carried out to the ninth decimal place) of the principal amount of the Term Loan funded by such Term Loan Lender as of the date of measurement thereof, after giving effect to any assignments made pursuant to Section 10.06 on or prior to such date of measurement. The Pro Rata Term Share of each Term Loan Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Qualified Capital Stock” means Equity Interests other than Disqualified Capital Stock.

“Real Estate” means all real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

“Recipient” has the meaning specified in Section 7.06(e).

“Reference Period” means, as of any date of determination, the period of four consecutive Fiscal Quarters ending on such date, or if such date is not a Fiscal Quarter end date, the period of four consecutive Fiscal Quarters most recently ended (in each case treated as a single accounting period).

“Refinancing” has the meaning specified in the recitals hereto.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” means (a) prior to an IPO, an independent certified public accounting firm of nationally recognized standing selected by the Parent Guarantor and (b) after the occurrence of an IPO, has the meaning specified in the securities laws and shall be independent of the Loan Parties as prescribed by the securities laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Revolving Loan Notice, (b) with respect to a conversion or continuation of any Segment, a Term Loan Interest Rate Selection Notice, (c) with respect to an L/C Credit Extension, a Letter of Credit Application and (d) with respect to a Swing Line Loan, a Swing Line Notice.

“Required Lenders” means, as of any date of determination any combination of Lenders having at least a majority of the Aggregate Commitments or, if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, any combination of Lenders holding in the aggregate at least a majority of the Total Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination and (a) at any time when there are not more than 3 Revolving Lenders, any 2 Revolving Lenders; (b) at any time when there are more than 3 Revolving Lenders, Revolving Lenders with Revolving Credit Commitments that total at least a majority of the Aggregate Revolving Credit Commitments or, at any time after the Aggregate Revolving Credit Commitments have been terminated, Revolving Lenders holding in the aggregate at least a majority of the Outstanding Amount of the Revolving Loans (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the portion of the Aggregate Revolving Credit Commitments of, and the portion of the Outstanding Amount of the Revolving Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination Term Loan Lenders having more than a majority of the Outstanding Amount of the Term Loan; provided that the portion of the Outstanding Amount of the Term Loan held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Loan Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, director of finance, treasurer or assistant treasurer of a Loan Party (provided that for purposes of Sections 6.01 and 6.02, “Responsible Officer” shall mean the chief executive officer, president, chief financial officer, director of finance, treasurer or assistant treasurer of a Loan Party). Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restaurant” means a particular restaurant at a particular location that is owned or operated by the Borrower or a Subsidiary of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof) or any management fees or any other similar payment to Trimaran, the Equity Investors, or employees of Trimaran or the Equity Investors or Affiliates thereof or any holder of Equity Interests of the Parent Guarantor, other than the payment of compensation in the ordinary course of business to holders of Equity Interests who are employees of such Person.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.02.

“Revolving Credit Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.02, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 2.02 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means the facility described in Section 2.02 providing for Revolving Loans to the Borrower by the Revolving Lenders in the maximum aggregate principal amount at any time outstanding of $25,000,000, as reduced from time to time pursuant to the terms of this Agreement.

“Revolving Lender” means each Lender that has a Revolving Credit Commitment or, following termination of the Revolving Credit Commitments, has Revolving Loans outstanding or participations in an outstanding Letter of Credit or Swing Line Loan and any other Person who becomes an assignee of rights and obligations of a Revolving Lender pursuant to Section 10.06.

“Revolving Loan” means a Base Rate Loan or a Eurodollar Rate Loan made by Revolving Lenders to the Borrower in accordance with their Revolving Credit Commitment pursuant to Section 2.02.

“Revolving Loan Maturity Date” means November 18, 2010.

“Revolving Loan Note” means a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans made by such Revolving Lender, substantially in the form of Exhibit E-2.

“Revolving Loan Notice” means a notice of (a) a Revolving Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Revolving Loans as Eurodollar Rate Loans, pursuant to Section 2.03(a), which, if in writing, shall be substantially in the form of Exhibit B.

“Sanctioned Country” means a country that is listed on the List of Specifically Designated Nationals and Blocked Persons (the “SDN List”) maintained by OFAC (available at http://www.treas.gov/offices/enforcement/ofac/sdn/) or a country that is on any other similar list maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”).

“Sanctioned Person” means (a) a Person named on the SDN List or (b)(i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Pledge Agreements” means that certain Securities Pledge Agreement, executed and delivered on the Closing Date and as amended and in effect from time to time by Finance Co., Parent

Guarantor, the Company, Guarantors and the Administrative Agent and each other Securities Pledge Agreement that may be entered into after the Closing Date with respect to a Subsidiary of the Borrower formed or acquired after the Closing Date, in each case, in substantially the form of Exhibit J hereto.

“Security Agreements” means that certain Security Agreement, executed and delivered on the Closing Date and as amended and in effect from time to time, between the Loan Parties and the Administrative Agent and any other Security Agreement that may be entered into after the Closing Date with respect to a Subsidiary of the Borrower formed or acquired after the Closing Date, in each case, in substantially the form of Exhibit K hereto.

“Security Documents” means the Control Agreements, the Guaranty, the Mortgages, the Securities Pledge Agreements the Security Agreements, the Trademark Collateral Agreements and all other instruments and documents, including, without limitation, Uniform Commercial Code financing statements, required to be executed or delivered pursuant to any Security Document or this Agreement to secure any Obligations, each in form and substance reasonably satisfactory to the Administrative Agent.

“Segment” means a portion of the Term Loan (or all thereof) with respect to which a particular interest rate is (or is proposed to be) applicable.

“Seller” means American Securities Capital Partners, L.P.

“Senior Holdco Notes” means the 14 1/2% Senior Discount Notes due 2014 due issued by the Parent Guarantor on the Closing Date yielding gross proceeds of $22,500,110.

“Senior Holdco Notes Documents” means the indenture dated as of November 18, 2005, among the Parent Guarantor and The Bank of New York, as trustee, in respect of the Senior Holdco Notes and all other instruments, agreements and other documents evidencing or governing the Senior Holdco Notes.

“Senior Notes” means the 11 3/4% Senior Notes due 2013 issued by the Borrower on the Closing Date in the aggregate principal amount of $125,000,000.

“Senior Notes Documents” means the indenture dated as of November 18, 2005, among the Borrower and The Bank of New York, as trustee, in respect of the Senior Notes and all other instruments, agreements and other documents evidencing or governing the Senior Notes.

“SPC” has the meaning specified in Section 10.06(h).

“Specified Subordinated Debt” means (a) intercompany Indebtedness among the Loan Parties, and (b) Indebtedness constituting the Management Fee and Advisory Fees and notes payable to management of Borrower issued in lieu of cash payments that otherwise were required to be paid and are permitted hereunder, in each case so long as such Indebtedness is expressly subordinated and made junior to the payment and performance in full of the Obligations to the Lenders, and evidenced as such by a written subordination agreement containing subordination and standstill provisions in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

“Specified Subordinated Debt Documents” means the Management Agreement and the documents evidencing intercompany Indebtedness (if any) subject to the Intercompany Subordination Agreement.

“Stock Purchase Agreement” means the Stock Purchase Agreement, dated as of September 27, 2005, by and among CAC, the Company and the other parties thereto, as amended.

“Subordination Documents” means the Trimaran Subordination Agreement and the Intercompany Subordination Agreement.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.05.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.05.

“Swing Line Lender” means Merrill Lynch Capital Corporation in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.05(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.05(b), which, if in writing, shall be substantially in the form of Exhibit D.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the Aggregate Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that, in each case, do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer and Consent Solicitation” means the tender offer and consent solicitation pursuant to the Offer to Purchase dated October 12, 2005.

“Tenant Improvement Proceeds” means, in respect of any Operating Lease relating to an Operating Unit or corporate office, training center, test kitchen or auxiliary storage facility, amounts provided by the landlord for tenant improvements, build outs and other capital expenditures in the form of direct payments.

“Term Loan” means the term loan made pursuant to the Term Loan Facility.

“Term Loan Facility” means the facility described in Section 2.01 consisting of the Term Loan advanced to the Borrower on the Closing Date in the original principal amount of $104,500,000 pursuant to Section 2.01.

“Term Loan Installment” has the meaning specified in Section 2.08(e).

“Term Loan Installment Date” has the meaning specified in Section 2.08(e).

“Term Loan Interest Rate Selection Notice” means a notice delivered by a Responsible Officer of the Borrower in connection with the election of a subsequent Interest Period for any Eurodollar Rate Segment or the conversion of any Eurodollar Rate Segment into a Base Rate Segment or the conversion of any Base Rate Segment into a Eurodollar Rate Segment, which, if in writing, shall be substantially in the form of Exhibit C.

“Term Loan Lender” means each Lender that has a portion of the Term Loan outstanding under the Term Loan Facility and any other Person who becomes an assignee of the rights and obligations of a Term Loan Lender pursuant to Section 10.06.

“Term Loan Maturity Date” means November 18, 2011.

“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing the portion of the Term Loan made by such Term Lender, substantially in the form of Exhibit E-1.

“Threshold Amount” means $3,000,000.

“Title Insurance Company” means LandAmerica.

“Title Policy” means, in relation to each Mortgaged Property, an ALTA standard form title insurance policy issued (or marked up title insurance commitment having the effect of a policy of title insurance) by the Title Insurance Company (with such reinsurance or co-insurance as the Administrative Agent may reasonably require, any such reinsurance to be with direct access endorsements) in the case of owned Mortgaged Property, in an amount equal to 100% of the fair market value of such Mortgaged Property, insuring the priority of the Mortgage of such Mortgaged Property and that a Borrower or one of its Subsidiaries holds insurable fee simple to such Mortgaged Property subject only to Liens of the type permitted by the Mortgages and Section 7.01(f) and which shall not contain exceptions for mechanics’ liens or persons in occupancy or matters which would be shown by a survey (in each case, except as may be a Lien permitted by such Mortgages or by Section 7.01(f)), shall not insure over any matter except to the extent that any such affirmative insurance is reasonably acceptable to the Administrative Agent, and to the extent available in the relevant jurisdiction shall contain such endorsements and affirmative insurance as the Administrative Agent in its reasonable discretion may require, including but not limited to (a) comprehensive endorsement, (b) variable rate of interest endorsement, (c) usury endorsement, (d) revolving credit endorsement, (e) tie-in endorsement, and (f) doing business endorsement.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trademark Collateral Agreements” means the Trademark Collateral Security and Pledge Agreement, executed and delivered on the Closing Date and as amended and in effect from time to time, made by the Borrower in favor of the Administrative Agent and each other Trademark Collateral Security and Pledge Agreement, that may be entered into after the Closing Date with respect to any Loan Party that acquires registered trademarks or trademark applications after the Closing Date, in each case, in substantially the form of Exhibit L hereto.

“Transactions” means (a) the Acquisition and the other transactions contemplated by the Acquisition Documents, (b) the Equity Contribution, (c) the entering into of the Senior Notes Documents and the issuance of the Senior Notes, (d) the entering into of the Senior Holdco Notes Documents and the issuance of the Senior Holdco Notes, (e) the entering into and borrowings under this Agreement, (f) the Refinancing and (g) the other transactions contemplated by this Agreement entered into and consummated in connection with the Acquisition.

“Trimaran” means Trimaran Fund II, L.L.C.

“Trimaran Management” means Trimaran Fund Management L.L.C.

“Trimaran Subordination Agreement” means the Subordination Agreement, dated as of the date hereof, among the Administrative Agent, Trimaran Management and the Company, in form and substance satisfactory to the Administrative Agent, relating to the Management Agreement.

“Type” means, with respect to a Revolving Loan, its character as a Base Rate Revolving Loan or a Eurodollar Rate Revolving Loan, and with respect to a Segment, its character as a Base Rate Segment or a Eurodollar Rate Segment.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.04(c)(i).

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio, covenant or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio, covenant or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio, covenant or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio, covenant or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Term Loan.

(a) Subject to the terms and conditions of this Agreement, each Term Loan Lender severally (and not jointly) agrees to make an advance of its Pro Rata Term Share of the Term Loan Facility to Finance Co. on the Closing Date. The principal amount of each Segment of the Term Loan outstanding hereunder from time to time shall bear interest and the Term Loan shall be repayable as herein provided. No amount of the Term Loan repaid or prepaid by the Borrower may be reborrowed hereunder, and no subsequent Borrowing under the Term Loan Facility shall be allowed after the initial advance of the Term Loan on the Closing Date.

(b) On the Closing Date, each Term Loan Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of its Pro Rata Term Share of the Term Loan Facility available by wire transfer to the Administrative Agent. Such wire transfer shall be directed to the Administrative Agent at the Administrative Agent’s Office and shall be in the form of same day funds in Dollars. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, including without limitation the satisfaction of all applicable conditions in Sections 4.01 and 4.02, be made available to Finance Co. by delivery of the proceeds thereof as shall be directed by the Responsible Officer of the Borrower and reasonably acceptable to the Administrative Agent. The initial Borrowing of the Term Loan shall be a single Base Rate Segment, subject to conversion after the Closing Date in accordance with a Term Loan Interest Rate Selection Notice delivered in accordance with Section 2.03.

2.02 Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the aggregate Outstanding Amount of the Revolving Loans, plus the aggregate Outstanding Amount of the Swing Line Loans, plus the aggregate Outstanding Amount of the L/C Obligations shall not exceed the Aggregate Revolving Credit Commitment, (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s

Commitment and (iii) the aggregate Outstanding Amount of the Revolving Loans advanced on the Closing Date, plus the aggregate Outstanding Amount of the Swing Line Loans advanced on the Closing Date shall not exceed $3,500,000. Within the limits of each Revolving Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.02, prepay under Section 2.06, and reborrow under this Section 2.02. Revolving Loans may be Base Rate Revolving Loans or Eurodollar Rate Revolving Loans, as further provided herein; provided that the initial Revolving Borrowing on the Closing Date shall be a Base Rate Revolving Loan, subject to Section 2.03.

2.03 Borrowings, Conversions and Continuations of Revolving Loans; Conversions and Continuations of Segments of the Term Loan.

(a) Each Revolving Borrowing, each conversion of Revolving Loans or Segments of the Term Loan from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period of nine or twelve months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them (it being understood that in the event the Borrower requests an Interest Period of twelve months, the Administrative Agent shall also determine whether an Interest Period of nine months is acceptable to all the Lenders in the event that twelve months is unacceptable to any Lender); provided, further, that unless consented to by the Administrative Agent in its sole discretion, no Eurodollar Rate Loans may be elected on the Closing Date or prior to the date 30 days thereafter (unless the completion of the primary syndication of this Agreement as determined by the Arrangers shall have occurred), except that from and after the fifth Business Day after the Closing Date Eurodollar Rate Loans bearing Interest Periods of 14 days may be elected until the thirtieth day after the Closing Date. Not later than 1:00 p.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders or, in the event that the Borrower requested an Interest Period of twelve months and such Interest Period was not consented to by all the Lenders, whether or not an Interest Period of nine months has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.03(a) must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Loan Notice or Term Loan Interest Rate Selection Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.04(c) and 2.05(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Revolving Loan Notice (whether telephonic or written) and, when applicable, each Term Loan Interest Rate Selection Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Borrowing or a conversion of Revolving Loans or Segments of the Term Loan, as the case may be, from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed and/or the principal amount of Revolving Loans or Segments of the Term Loan, as the case may be, to be converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans or Segments of the Term Loan, as the case may be, are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Revolving Loan in a Revolving Loan Notice or Type of Segment in a Term Loan Interest Rate Selection Notice, or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans and Segments of the Term Loan shall be made as, or converted to, Base Rate Revolving Loans or a Base Rate Segment, as applicable. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Revolving Loan Notice or Term Loan Interest Rate Selection Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.03(a). In the case of a Revolving Borrowing, each Lender shall make the amount of its Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Revolving Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Merrill Lynch Capital Corporation with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Revolving Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, subject to deadlines set forth in the second sentence of Section 2.03(c)(i), then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, (i) no Revolving Loans may be requested as, converted to or continued as Eurodollar Revolving Rate Loans without the consent of the Required Revolving Lenders and (ii) no Segment of the Term Loan may be converted to or continued as a Eurodollar Rate Segment without the consent of the Required Term Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Merrill Lynch Capital Corporation’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, the Borrowing under the Term Loan Facility on the Closing Date, all conversions of Segments of the Term Loan from one Type to the other, and all continuations of Segments of the Term Loan as the same Type, there shall not be more than eight Interest Periods in effect with respect to all of the Loans.

(f) The failure of any Lender to make any Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such

Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

2.04 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the aggregate Outstanding Amount of all Revolving Loans, plus the aggregate Outstanding Amount of all Swing Line Loans, plus the aggregate Outstanding Amount of all L/C Obligations shall not exceed the Aggregate Revolving Credit Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Notwithstanding the foregoing, as a result of any L/C Credit Extension, in the case of the Swing Line Lender, the Swing Line Obligations plus, in the Swing Line Lender’s capacity as a Revolving Lender, its Applicable Percentage of the Outstanding Amount of all L/C Obligations, may exceed the amount of its Revolving Credit Commitment. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.04(b)(iii) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer (I) shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or (II) shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and, in the case of clause (II), which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $500,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) a default of any Revolving Lender’s obligations to fund under Section 2.04(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Revolving Lender to eliminate the L/C Issuer’s risk with respect to such Revolving Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender subject to Section 2.04(b)(iii), the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its reasonable discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior written notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.04(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof,

including the amount and proposed Honor Date. Not later than 1:00 p.m. on the first Business Day following the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of a Base Rate Revolving Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Revolving Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender shall upon any notice pursuant to Section 2.04(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Revolving Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.04.

(iv) Until a Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.04(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Revolving Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid. Nothing herein shall limit any rights or remedies that the Borrower may have to commence and prosecute an action, suit or proceeding against the L/C Issuer for gross negligence, willful misconduct or bad faith in connection with any drawing under a Letter of Credit except that any damages for which the L/C Issuer may be liable shall be limited to direct and not consequential damages.

(f) Role of L/C Issuer. Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct or breach in bad faith of its obligations hereunder; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.04(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or breach in bad faith of its obligations hereunder or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the written request of the Administrative Agent (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.06 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.04, Section 2.06 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender (other than any Defaulting Lender) in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate applicable to Letters of Credit times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of any Revolving Lender, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, in an amount equal to 0.25% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.05 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Revolving Lender acting as Swing Line Lender, may exceed the amount of such Revolving Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the aggregate Outstanding Amount of all Revolving Loans, plus the aggregate Outstanding Amount of all Swing Line Loans, plus the aggregate Outstanding Amount of all L/C Obligations shall not exceed the Aggregate Revolving Credit Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.05, prepay under Section 2.06, and reborrow under this Section 2.05. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 noon on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $50,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.05(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion (but no less frequently than on a weekly basis) may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Revolving Loan in an amount equal to such Revolving Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Revolving Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.03, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Revolving Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Revolving Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Revolving Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Revolving Loan Notice, whereupon, subject to Section 2.05(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.05(c)(i), the request for Base Rate Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.05(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its Base Rate Revolving Loan or risk participation pursuant to this Section 2.05 to refinance such Revolving Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.06 Prepayments.

(a) Optional Prepayment of Revolving Loans. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay the Revolving Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 1:00 p.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Revolving Loans and (B) on the date of prepayment of Base Rate Revolving Loans; (ii) any prepayment of Eurodollar Rate Revolving Loans shall be in a principal amount of $500,000 or a whole multiple of $250,000 in excess thereof; and (iii) any prepayment of Base Rate Revolving Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Loans to be prepaid. The Administrative Agent will promptly notify each Revolving Lender of its receipt of each such notice, and of the amount of such Revolving Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Revolving Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Revolving Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) Optional Prepayment of Swing Line Loans. The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $50,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) Optional Prepayment of the Term Loan. The Borrower may, upon irrevocable notice to the Administrative Agent, at any time or from time to time on any Business Day, voluntarily prepay the Term Loan in whole or in part, without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 1:00 p.m. (A) three Business Days prior to any date of prepayment of a Eurodollar Rate Segment and (B) on the date of prepayment of a Base Rate Segment; (ii) any prepayment of the Term Loan shall be in a minimum principal amount of $500,000 or a whole multiple of $250,000 in excess thereof (or in the entire remaining principal balance of the Term Loan), and (iii) any such prepayment will be applied among the Term Loan Lenders in accordance with their respective Pro Rata Term Shares. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Segment(s) to be prepaid. The Administrative Agent will promptly notify each Term Loan Lender of its receipt of each such notice, and such Term Loan Lender’s Pro Rata Term Share of such prepayment (calculated in accordance with the first sentence of this subsection (c)). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Segment shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. All prepayments of principal under this Section 2.06(c) shall be applied ratably to the remaining installments of principal of the Term Loan or, at the election of the Borrower, first to the first four scheduled payments, then ratably to the remaining payments.

(d) Mandatory Prepayment of Revolving Loans and Swing Line Loans. If for any reason the Outstanding Amount of all Revolving Loans, plus the Outstanding Amount of all Swing Line Loans, plus the Outstanding Amount of all L/C Obligations at any time exceeds the Aggregate Revolving Credit Commitments then in effect, the Borrower shall immediately prepay the Revolving Loans and/or the Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(d) unless after the prepayment in full of the Revolving Loans and Swing Line Loans, the Outstanding Amount of all L/C Obligations exceeds the Aggregate Revolving Credit Commitments then in effect.

(e) Mandatory Prepayment of the Loans. The Borrower shall make the following required prepayments of the Loans, each such payment to be made to the Administrative Agent for the benefit of the Lenders within the time period specified below:

(i) The Borrower agrees, no later than 2 Business Days after the date of receipt of Net Cash Proceeds from any Disposition by the Parent Guarantor or any of its Subsidiaries otherwise permitted under this Agreement and the other Loan Documents (excluding Dispositions permitted under Sections 7.05(a)-(i)) to make a prepayment in an aggregate amount equal to 100% of the amount all Net Cash Proceeds from all Dispositions by the Loan Parties and any Subsidiaries in any Fiscal Year exceeding $500,000; provided that, so long as no Event of Default shall have occurred and be continuing, the Borrower shall not be required to make any prepayment pursuant to this Section 2.06(e)(i) to the extent that the proceeds received from such Dispositions are utilized to purchase other assets useful in the business of the Loan Parties or the Subsidiaries within 270 days of each such Disposition or if a Loan Party or a Subsidiary enters into a written agreement within such 270-day period pursuant to which such purchase shall be made; provided that if any Loan Party or any Subsidiary enters into a written agreement pursuant to which such purchase shall be made, the Administrative Agent shall be promptly provided a copy of such agreement.

(ii) The Borrower agrees, no later than 2 Business Days after receipt of proceeds from the incurrence of any Indebtedness by the Parent Guarantor or any of its Subsidiaries otherwise permitted under this Agreement and the other Loan Documents (other than Indebtedness of Parent Guarantor or Indebtedness set forth in Sections 7.03(a)-(n)) to make a prepayment in an aggregate amount equal to 100% of the amount of the Net Cash Proceeds from such incurrence of Indebtedness received by any Loan Party or any Subsidiary.

(iii) The Borrower agrees, no later than 2 Business Days after receipt of proceeds from any offering, issuance or sale of Equity Interests by CAC, Holdings, Parent (other than Trimaran Pollo Partners L.L.C. or any successor thereto), the Parent Guarantor or any of their Subsidiaries otherwise permitted under this Agreement and the other Loan Documents, to make a prepayment in an aggregate amount equal to (a) 50% of the amount of Net Cash Proceeds from such offering, issuance or sale received by the Parent Guarantor if at the end of the immediately preceding four Fiscal Quarter period the Consolidated Leverage Ratio is greater than or equal to 5.0:1.0 and (b) 0% of the amount of Net Cash Proceeds from such offering, issuance or sale received by the Parent Guarantor if at the end of the preceding four Fiscal Quarter period the Consolidated Leverage Ratio is less than 5.0:1.0; provided that the Borrower shall not be required to make any prepayment under this Section 2.06(e)(iii) with respect to (A) the sale or issuance of Equity Interests by CAC, Holdings, Parent or the Parent Guarantor or any of their Subsidiaries to (1) Trimaran or Controlled Investment Affiliates of Trimaran or (2) other existing shareholders of Parent on a pro rata basis with Trimaran or Controlled Investment Affiliates of Trimaran, (except that, in the case of this clause (2), so long as the percentage ownership of Trimaran is not reduced such sales or issuances to other existing shareholders need not be on a pro rata basis), in each case, so long as such Equity Interests constitute Qualified Capital Stock, and, in each case, other than in connection with a public offering of the Equity Interests of any Loan Party, (B) the sale of Equity Interests to any employee or director of such Loan Party pursuant to any stock option plan or compensatory arrangement approved by the board of directors of such Person in the ordinary course of business and consistent with past practices, (C) the portion of the Net Cash Proceeds from an IPO that are used to repay Senior Holdco Notes and (D) unless the Consolidated Leverage Ratio at the end of the immediately preceding four Fiscal Quarter period is greater than or equal to 4.5:1.0 after any repayment under this clause (D), the portion of the Net Cash Proceeds from an IPO that are used to repay Senior Notes.

(iv) Upon the receipt by the Administrative Agent, the Lenders or the Parent Guarantor or any of its Subsidiaries of proceeds in excess of $500,000 in any Fiscal Year from insurance, condemnation award or other compensation in respect of any Casualty Event affecting any property of the Loan Parties or any Subsidiary, the Borrowers shall make a prepayment in an aggregate amount equal to 100% of such proceeds (less any taxes which are reasonably attributable thereto); provided that, so long as no Event of Default shall have occurred and be continuing, the Borrowers shall not be required to make any prepayment pursuant to this Section 2.06(e)(iv) to the extent that such proceeds are utilized to purchase assets that are useful in the businesses or apply the amounts to restore the property of the Loan Parties or a Subsidiary within 270 days of receipt of such proceeds or if a Loan Party or a Subsidiary enters into a written agreement pursuant to which such purchase shall be made within such 270-day period pursuant to which such purchase shall be made; provided that if any Loan Party or any Subsidiary enters into a written agreement pursuant to which such purchase shall be made, the Administrative Agent shall be promptly provided a copy of such agreement.

(v) No later than 120 days after the end of each Fiscal Year commencing with the Fiscal Year ending December 31, 2006, the Borrower shall make a prepayment in an aggregate amount equal to (a) 75% of Excess Operating Cash Flow for such Fiscal Year if at the end of such Fiscal Year, the Consolidated Leverage Ratio is greater than or equal to 5.0:1.0 and (b) 50% of Excess Operating Cash Flow for such Fiscal Year if at the end of such Fiscal Year, the Consolidated Leverage Ratio is less than 5.0:1:0.

Prepayments made under this Section 2.06(e) shall be applied (a) first, to repay the Outstanding Amount of the Term Loan with payment applied ratably against the remaining scheduled installments of the Term Loan and among the Term Loan Lenders in accordance with each Term Loan Lender’s Pro Rata Term Share until payment in full of all Outstanding Amounts of the Term Loan, (b) then, to repay the Outstanding Amount of Swing Line Loans until payment in full of all Outstanding Amounts of the Swing Line Loan and (c) then, (i) first, to repay any Unreimbursed Amount, (ii) second, to repay the Outstanding Amount of the Revolving Loans in an aggregate amount equal to the excess of the outstanding Amount of Revolving Loans over the Aggregate Revolving Credit Commitments and (iii) third, to Cash Collateralize the L/C Obligations.

(f) Prepayment Fee. Upon any refinancing, repayment or prepayment of the Term Loans (in whole or in part) either (i) through the incurrence of any Indebtedness or (ii) through the issuance of preferred stock, at any time prior to the first anniversary of the Closing Date, Borrower shall pay a premium equal to 1.00% of the principal amount prepaid.

2.07 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Credit Commitments, or from time to time permanently reduce the Aggregate Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the then aggregate Outstanding Amount of the Revolving Loans, Swing Line Loans and L/C Obligations would exceed the Aggregate Revolving Credit Commitments, (iv) if, after giving effect to any reduction of the Aggregate Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Credit Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Revolving Lenders of any such notice of termination or reduction of the Aggregate Revolving Credit Commitments. Any reduction of the Aggregate Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Revolving Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Revolving Credit Commitments shall be paid on the effective date of such termination.

2.08 Repayment of Loans.

(a) The Borrower shall repay to the Revolving Lenders on the Revolving Loan Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

(b) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Revolving Loan Maturity Date.

(c) The Borrower shall repay to the Term Loan Lenders the principal amount of the Term Loan in quarterly installments. Such quarterly installments (“Term Loan Installments”) of principal shall be payable on the last Business Day of each Fiscal Quarter, commencing with the Fiscal Quarter ending

March 31, 2006 (each, a “Term Loan Installment Date”), and shall be in the amount of $261,250 per Fiscal Quarter as adjusted in accordance with the terms of this Agreement, with all remaining Outstanding Amounts of the Term Loan to be repaid on the Term Loan Maturity Date.

2.09 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Revolving Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate applicable to Revolving Loans bearing interest at the Eurodollar Rate; (ii) each Base Rate Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate applicable to Revolving Loans bearing interest at the Base Rate; (iii) each Eurodollar Rate Segment shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate applicable to the Term Loan Segments bearing interest at the Eurodollar Rate; (iv) each Base Rate Segment shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate applicable to the Term Loan Segments bearing interest at the Base Rate; and (v) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate applicable to Revolving Loans bearing interest at the Base Rate.

(b) (i) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) At the election of the Administrative Agent (or upon the written request of any Lender), while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.10 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.04:

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender (other than Defaulting Lenders) in accordance with its Applicable Percentage, a commitment fee equal to 0.50% per annum times the actual daily amount by which the Aggregate Revolving Credit Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Loan

Maturity Date or any earlier date on which the Aggregate Revolving Credit Commitments shall terminate. The commitment fee shall be calculated quarterly in arrears.

(b) Other Fees. The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.11 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.12 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Note and/or a Term Loan Note, as applicable, each of which shall evidence such Lender’s applicable Loans in addition to such accounts or records. Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Revolving Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.13 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute, as the case may be, to (i) each Revolving Lender its Applicable Percentage (or other applicable share as provided herein) and/or (ii) each Term Loan Lender its Pro Rata Term Share of such payment, in each case, in like funds as received by wire transfer to such

Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. For the avoidance of doubt, this Section 2.13(a) shall not apply to Taxes.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Sections 2.01 and 2.03 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Sections 2.01 and 2.03) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith within one Business Day after receipt by the Borrower of written notice from the Administrative Agent such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Revolving Loans or Base Rate Segments, as applicable. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Subject to Section 3.06, nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise after the occurrence and continuance of an Event of Default, obtain payment in respect of any principal of or interest on any of the Revolving Loans or portion of the Term Loan made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Revolving Loans, portion of the Term Loan or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders (for cash at face value) participations in the Revolving Loans and/or portion of the Term Loan made by them and/or such subparticipations in the participations in L/C Obligations and Swing Line Loans held by them, as the case may be, or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Revolving Loans, such portion of the Term Loan or such participations, as the case may be, pro rata with the Revolving Lenders or Term Loan Lenders, as applicable; provided that

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans, portion of the Term Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim, if an Event of Default has occurred and is continuing, with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.15 Collateral Security and Guaranties.

(a) The Obligations shall be secured by a security interest in the Collateral of the Borrower pursuant to the terms of the Security Documents to which the Borrower is a party.

(b) The Obligations shall also be guaranteed pursuant to the terms of the Guaranties. The Obligations of the Parent Guarantor and each of the now existing and future Subsidiaries of the Borrower (other than a Borrower) under its respective Guaranty shall be in turn secured by a security interest pursuant to the terms of the Security Documents to which such Person is a party.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Loan Parties shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions and (iii) the applicable Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the Borrower reasonably believe that such Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent, the L/C Issuer or such Lender, as the case may be, will use reasonable efforts to cooperate with the Borrower (at the Borrower’s expense) to obtain a refund of such Taxes or Other Taxes (in cash or as a credit against another existing tax liability), the benefit of which refund shall be returned to Borrower to the extent provided in Section 3.01(f). A certificate as to the amount of such payment delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Loan Parties to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. To the extent it is legally entitled to do so, each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section, it shall pay to the applicable Loan Parties the portion of such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund) that it determines in its reasonable discretion will leave it, after such payment (taking into account all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be) in no better or worse after-tax financial position than if the Indemnified Tax or Other Tax giving rise to such refund had not been imposed in the first instance; provided that the Loan Parties, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agree to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) Survival. The agreements in this Section 3.01 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable thereunder.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurodollar

Rate Revolving Loans of such Lender to Base Rate Revolving Loans and all Eurodollar Rate Segments to Base Rate Segments, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted.

3.03 Inability To Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Revolving Loans or Base Rate Segments (as the case may be) in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit made by it (except for Excluded Taxes, Indemnified Taxes or Other Taxes); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than a Tax) affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time, after submission by such Lender or L/C Issuer to the Borrower of a written request therefor, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 20 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 150 days prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 150-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (but excluding in any event (i) loss of anticipated profits and (ii) any Tax) incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. The Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. Unless otherwise agreed to by the Administrative Agent in writing, the obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction or waiver of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Revolving Loan Note and Term Loan Note (as applicable) executed by the Borrower in favor of each Lender requesting such Note prior to the Closing Date;

(iii) executed counterparts of each of the other Loan Documents;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party and attaching certified copies of the constitutive documents of each Loan Party;

(v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi) favorable opinions of (A) Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel to the Loan Parties, addressed to the Administrative Agent and each Lender and in substantially the form of Exhibit I-1 hereto and (B) Andrews Kurth LLP, special Texas counsel to the Loan Parties, addressed to the Administrative Agent and each Lender and in substantially the form of Exhibit I-2 hereto;

(vii) a certificate signed by a Responsible Officer of the Borrower attaching true and complete copies of the Acquisition Documents and certifying that all consents, licenses and approvals required in connection with the consummation of the Acquisition have been obtained except where the failure to obtain such consents and approvals in connection with the Acquisition could not be reasonably expected to have a Material Adverse Effect;

(viii) a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied and that there has been no event, change, effect, development or circumstance since the date of the Audited Financial Statements that, individually or in the aggregate, (A) directly or indirectly is materially adverse to the business, assets, liabilities, financial condition or results of operation of the Borrower and its Subsidiaries taken as a whole or (B) adversely effects in any material respect the ability of a Loan Party to perform any of its obligations under the Loan Documents, but in the case of clause (A) shall exclude any effect to the extent resulting or arising from: (1) any change in law or interpretation thereof; (2) any change in interest rates or general economic conditions in the industries or markets in which the Loan Parties operate or affecting United States or foreign economies in general; (3) any change that is generally applicable to the industries or markets in which the Loan Parties operate; (4) the entry into or announcement of the Stock Purchase Agreement, the escrow agreements related thereto (the “Related Documents”) and/or the consummation of the transactions contemplated by the Stock Purchase Agreement and the Related Documents (including the effects of suspending the grant of new franchises based on the announcement and consummation of the transactions contemplated by the Stock Purchase Agreement and the Related Documents); (5) any action taken by CAC or any of its affiliates; or (6) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any act of God;

(ix) a payoff letter evidencing that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released;

(x) an officer’s certificate signed by the chief financial officer of the Borrower and its Subsidiaries dated as of the Closing Date as to the solvency of the Borrower and its Subsidiaries taken as a whole following the consummation of the Acquisition and the other transactions contemplated hereby;

(xi) completed and fully executed Perfection Certificates and the results of UCC tax and judgment lien searches with respect to the Collateral, indicating no Liens other than Liens permitted under Section 7.01 and otherwise in form and substance reasonably satisfactory to the Administrative Agent;

(xii) evidence reasonably satisfactory to the Administrative Agent (including satisfactory supporting schedules and other data) that the consolidated leverage ratio, which ratio shall be calculated on a pro forma basis reflecting the Acquisition and the other transactions contemplated hereby, for the trailing 12 calendar months ended at least 30 days prior to the Closing Date calculated in accordance with Schedule 4.01(a), shall be no greater than 6.0:1.0;

(xiii) (A) a certificate of insurance from an independent insurance broker dated as of the Closing Date naming the Administrative Agent as additional insured under liability insurance and loss payee under property insurance, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of Section 6.07 of this Agreement and Section 10 of the Security Agreement, and (B) in each case, certified copies of all policies evidencing such insurance (or certificates therefore signed by the insurer or an agent authorized to bind the insurer);

(xiv) a fully executed Control Agreement from each depository institution of the Borrower and its Subsidiaries required on the Closing Date pursuant to Section 6.15;

(xv) a certificate signed by a Responsible Officer of the Borrower that sets forth information required by the Act including the identity of the Borrower, the name and address of the Borrower and other information that will allow the Administrative Agent or any Lender, as applicable, to identify the Borrower in accordance with the Act; and

(xvi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

(b) The Lenders shall be satisfied that CSC (whether directly or indirectly) shall have received the Equity Contribution in an amount of not less than $160,000,000 in common equity from the Equity Investors pursuant to documentation reasonably satisfactory to the Arrangers, which shall include rollover equity (including rollover options) from certain members of management and existing shareholders of Holdings in an amount of approximately $4,000,000 on terms and conditions consistent with the terms and conditions of the exchange agreement attached as an exhibit to the Stock Purchase Agreement. The Lenders shall be satisfied that the Equity Investors shall beneficially own not less than 100% of the voting and economic interests in Parent

Guarantor, and Parent Guarantor shall own directly or indirectly not less than 100% of the capital stock of Borrower, in each case immediately after giving effect to the Transactions.

(c) The Security Documents shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable first priority (subject to Liens permitted by Section 7.01) security interest in and Lien upon the Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Administrative Agent to protect and preserve such security interests shall have been duly delivered.

(d) The Senior Notes shall have been issued in accordance with the Senior Notes Documents resulting in gross proceeds of not less than $125,000,000 to Finance Co.

(e) The Senior Holdco Notes shall have been issued in accordance with the Senior Holdco Notes Documents resulting in gross proceeds of not less than $22,500,110 to Parent Guarantor.

(f) The Tender Offer and Consent Solicitation shall have expired, and, immediately after the initial Borrowing under this Agreement, the Tender Offer and Consent Solicitation shall have been consummated and the Company shall have accepted and paid for all notes tendered pursuant to the Tender Offer and Consent Solicitation.

(g) All conditions precedent to the Acquisition shall have been satisfied in all material respects in accordance with the terms of the Acquisition Agreement (without the waiver or amendment of any material condition in a manner adverse to the Lenders unless consented to by the Arrangers, which consent shall not be unreasonably withheld) and the Acquisition shall be consummated substantially concurrently with the initial Borrowing under this Agreement.

(h) The Lenders shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for the three years ended December 29, 2004, and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for (a) each fiscal quarter ended after the most recently received audited financial statements and ended at least 45 days before the Closing Date and (b) each fiscal month after the most recent fiscal quarter for which financial statements were received by the Lenders as described above and ended at least 30 days before the Closing Date.

(i) Any fees required to be paid to the Agents and the Lenders on or before the Closing Date shall have been paid.

(j) Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent and the Arrangers to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such reasonable fees, charges and disbursements as shall constitute its reasonable estimate of such reasonable fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent and the Arrangers as to the reasonable fees, charges and disbursements actually incurred).

(k) The Borrower shall have delivered to the Administrative Agent disbursement instructions with respect to the disbursement of the proceeds of the Loans on the Closing Date, in form and substance satisfactory to the Administrative Agent.

(l) The Administrative Agent shall have received written acknowledgement from the Company, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower Assumption shall become effective immediately after the consummation of the Acquisition on the Closing Date.

(m) The Administrative Agent shall have received:

(i) a Mortgage encumbering each Mortgaged Property owned in fee simple by any Loan Party on the Closing Date in favor of the Administrative Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be reasonably required in connection with the recording or filing thereof to create a lien under applicable Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Administrative Agent;

(ii) with respect to each Mortgage, a Title Policy;

(iii) with respect to each Mortgaged Property, copies of all leases in which Borrower or any Subsidiary holds the lessor’s interest or other agreements relating to possessory interests, if any. To the extent any of the foregoing affect any Mortgaged Property, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or at Lender’s request pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be acceptable to the Administrative Agent;

(iv) a survey with respect to each Mortgaged Property sufficient for the Title Company to remove all standard survey exceptions from the Title Policy relating to such Mortgaged Property and issue the endorsements of the type reasonably requested by the Administrative Agent; and

(v) a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Revolving Loan Notice or a Term Loan Interest Rate Selection Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) or to make an advance on the Term Loan is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, that are subject to materiality or Material Adverse Effect qualifications shall be true and correct on and as of the date of such

Credit Extension and the representations and warranties that are not subject to materiality or Material Adverse Effect qualifications shall be true and correct in all material respects on and as of the date of such Credit Extension, except in each case to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date in all such respects, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Revolving Loan Notice or a Term Loan Interest Rate Selection Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower and the Borrowing under the Term Loan Facility shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of the Parent Guarantor and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party, (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party (other than those Loan Documents which require consent and approval to execute, deliver and perform its obligations under the Security Documents pursuant to Sections 6.17 and 6.20) upon receipt of such consent and approval, each Loan Party has all requisite power and authority to enter into such Loan Document, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, unless such conflict, breach, contravention or creation could not reasonably be expected to have a Material Adverse Effect, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, in each case, unless such conflict could not reasonably be expected to have a Material Adverse Effect; or (c) violate any Law, unless such violation could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except (i) such as have been obtained or made, (ii) filings and recordings necessary to perfect the Liens created by the Loan Documents and (iii) consents and approvals (other than those Loan Documents which require consent and approval to execute, deliver and perform its obligations under the Security Documents pursuant to Sections 6.17 and 6.20) which if not obtained, could not reasonably be expected to have a Material Adverse Effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principals.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show, to the extent required by GAAP, all material indebtedness and other material liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness required to be set forth therein in accordance with GAAP.

(b) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect (it being understood that this representation is not made in connection with the initial credit extensions hereunder to occur on the Closing Date which initial extensions shall be subject to Section 4.01(a)(viii)).

(c) The unaudited consolidated balance sheet of the Company and its Subsidiaries and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the twelve month period ended September 30, 2005 giving pro forma effect to the Acquisition and the other transactions contemplated thereby were prepared in accordance with GAAP (except for the absence of full footnote disclosure and the final allocation of purchase accounting) consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present the financial condition of the Company and its Subsidiaries.

(d) The consolidated and consolidating forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries for the 2005 through 2011 Fiscal Years were prepared in good faith based upon reasonable assumptions believed to be reasonable at the time and such projections do not constitute a warranty as to the future performance of the Borrower or its Subsidiaries and actual results may vary from projected results.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 5.06 which could reasonably be determined to have a Material Adverse Effect.

5.07 No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Title to Property; Liens. As of the Closing Date, after giving effect to the Acquisition and the other transactions contemplated hereby, the Borrower and each Subsidiary (a) to the best of Borrower’s knowledge, owns valid fee simple or leasehold interests in, all real property necessary or used in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted by Section 7.01 and (b) except as indicated on Schedule 5.08, owns all of the assets reflected in the Audited Financial Statements as at December 31, 2004 (except property and assets sold or otherwise disposed of in the ordinary course of business since that date and immaterial property and assets) free and clear of all Liens except for Liens permitted by Section 7.01. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. Except as set forth on Schedule 5.09 and as would not reasonably be expected to have a Material Adverse Effect: (i) the Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws; (ii) neither the Borrower nor any of its Subsidiaries has received any claim, notice of violation, request for information or notice of potential responsibility, or demand which is currently outstanding, alleging any violation of or any liability under any Environmental Law on the part of any of them; (iii) neither the Borrower nor any of its Subsidiaries has entered into or is subject to any decree, order, judgment or agreement, imposing any obligations which could reasonably be expected to result in liability under any Environmental Law on the part of any of them; (iv) there are no underground storage tanks or related piping at any property currently owned or leased by the Borrower or its Subsidiaries; (v) there have been no Releases of Hazardous Materials at, on, under or from any property currently owned or leased by the Company, and neither the Borrower nor any of its Subsidiaries is conducting or financing any investigation, response or corrective action at any location pursuant to any Environmental Law. For purposes of this Section, the term “Release” means any spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leeching or migration of Hazardous Materials.

5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates. No Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 6.07.

5.11 Taxes. The Borrower and its Subsidiaries have filed all federal income, state income and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except for filings or underpayments of taxes, assessments, fees and other governmental charges that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, reasonably be expected to have a Material Adverse Effect. None of Borrower or its Subsidiaries has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4, except is not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws except where noncompliance could not reasonably be expected to result in a Material Adverse Effect. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13 Subsidiaries; Equity Interests. As of the Closing Date, after giving effect to the Acquisition and the other transactions contemplated hereby, the Borrower does not have any Subsidiaries. The Borrower does not have any equity investments in any Subsidiary other than those specifically disclosed on Schedule 5.13 (as such Schedule may be amended by delivery of an amended Schedule to the Administrative Agent). All of the outstanding Equity Interests in the Company have been validly issued, are fully paid and nonassessable and are owned by Parent Guarantor in the amounts specified on Schedule 5.13 (as such Schedule may be amended by delivery of an amended Schedule to the Administrative Agent) free and clear of all Liens (except Liens permitted by Section 7.01).

5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) taken as a whole contained (as of the date that such report, financial statement or information was so furnished) any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon reasonable assumptions believed to be reasonable at the time and such projections do not constitute a warranty as to the future performance of the Borrower or its Subsidiaries and actual results may vary from projected results.

5.16 Compliance with Laws. The Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws (other than as set forth in Sections 5.09, 5.12 and 5.24) and all orders, writs, injunctions and decrees applicable to it or to its properties, including, without limitation, laws and regulations relating to food, occupational health and safety, equal employment opportunities, fair employment practices and sex, race, religion and age discrimination, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. Except as set forth on Schedule 5.17(a), the Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, unless the failure of which to own, possess the right to use, or such conflict with rights could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person other than any such infringement that could not reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.17(b), no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Use of Proceeds. The proceeds of Loans shall be used to (a) finance in part the Acquisition, (b) pay fees and expenses incurred in connection with the Acquisition and the other transactions contemplated hereby and (c) provide ongoing working capital to fund Capital Expenditures and for other general corporate purposes of the Borrower and its Subsidiaries.

5.19 Solvency. As of the Closing Date and after giving effect to Acquisition, the initial Loans hereunder and the other transactions contemplated hereby:

(a) the aggregate value of all properties of the Borrower and its Subsidiaries, taken as a whole, at their present fair saleable value exceed the amount of all the debts and liabilities

(including contingent, subordinated, unmatured and unliquidated liabilities) of the Borrower and its Subsidiaries as they become absolute and mature;

(b) the present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and mature;

(c) the Borrower and its Subsidiaries will not, on a consolidated basis, have unreasonably small capital with which to conduct their business operations as heretofore conducted; and

(d) the Borrower and its Subsidiaries will not, on a consolidated basis, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature.

5.20 Perfection of Security Interest. Except to the extent specifically permitted by this Agreement or the Security Documents, all filings, assignments, pledges and deposits of documents or instruments will have been made and all other actions will have been taken that are necessary or advisable, under applicable law, to establish and perfect the Administrative Agent’s security interest in the Collateral, subject to the recording of the Trademark Collateral Agreement(s) in the United States Patent and Trademark Office with respect to the U.S. registrations and applications on the schedules thereto and any after-acquired trademarks which are the subject of a U.S. registration or application, and provided that no actions is being taken under any foreign law with respect to perfection of the Agent’s security interest, to the extent applicable. The Collateral and the Administrative Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses (other than Liens permitted by Section 7.01 relating to such claims or withholdings). Parent Guarantor, Borrower, or any Subsidiary of Borrower party to one of the Security Agreements, is the owner of the Collateral free from any Lien, except for Liens permitted by Section 7.01. No consents, approvals, authorizations or permit is required in connection with the granting of the Liens and security interests in the Collateral as contemplated herein and in the other Loan Documents, or for the perfection or enforcement of any such Liens or security interests, except as contemplated in Section 6.03.

5.21 Absence of Financing Statements. Except with respect to Liens permitted by Section 7.01, to the knowledge of the Borrower, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on any assets or property of the Borrower or any of its Subsidiaries or any rights relating thereto.

5.22 Restaurant Leases. The Borrower has heretofore furnished to the Administrative Agent true, complete and correct copies or abstracts of the Restaurant leases listed on Schedule 5.22 hereto as in effect on the Closing Date. Schedule 5.22 hereto is an accurate and complete list of all Restaurant leases of the Borrower and its Subsidiaries as in effect on the Closing Date.

5.23 Bank Accounts. The account numbers, names of the applicable financial institutions, and locations of all bank accounts, deposit accounts, and investment accounts of the Borrower and/or any of its Subsidiaries as of the Closing Date are set forth on Schedule 5.23 (as such Schedule may be amended by delivery of an amended Schedule to the Administrative Agent) hereto (the “Operating Accounts”), which schedule identifies all Operating Accounts (if any) used as tax accounts or payroll accounts.

5.24 Loans as Senior Indebtedness. All Indebtedness of the Borrower to the Lenders in respect of the principal of and interest on the Loans constitutes “Superior Indebtedness”, “Senior Indebtedness”

or “Senior Debt” (or the analogous term used therein) under the terms of any instrument evidencing or pursuant to which there is issued indebtedness which purports to be Specified Subordinated Debt of the Borrower.

5.25 Compliance with OFAC Rules and Regulations. Neither the Borrower nor any Subsidiary or, to the Borrower’s knowledge, any Affiliate of the Borrower (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country

5.26 Foreign Assets Control Regulations, Patriot Act Neither the Borrower nor any Subsidiary is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither the Borrower nor any Subsidiary is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the OFAC Laws and Regulations or (c) any applicable provision of the Patriot Act (as defined in Section 10.16). Neither the Borrower nor any Subsidiary (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any portion of the Aggregate Commitments hereunder, any Loan or other Obligation hereunder shall remain unpaid and unsatisfied (other than any contingent indemnification obligation), or any Letter of Credit shall remain outstanding and not Cash Collateralized in accordance with the provisions set forth herein, the Parent Guarantor and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.19) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent for delivery to each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each Fiscal Year, (i) a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statement of income or operations, shareholders’ equity and consolidated statement of cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) an unaudited consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statement of income or operations, shareholders’ equity and consolidated statement of cash flows for such Fiscal Year setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP;

(b) as soon as available, but in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statement of income or operations, shareholders’ equity and consolidated statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Parent Guarantor as fairly presenting, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; together with a detailed calculation of Consolidated EBITDA for such Fiscal Quarter and for the period of four consecutive Fiscal Quarters then ended;

(c) as soon as practicable, but in any event within 45 days after the end of each fiscal month in each Fiscal Year, a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such fiscal month, and the related consolidated statement of income or operations, shareholders’ equity and consolidated statement of cash flows for such fiscal month and for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal month of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; together with a detailed calculation of Consolidated EBITDA for such fiscal month then ended; and

(d) as soon as practicable, but in any event within 60 days following the beginning of each Fiscal Year, the final annual consolidated budget, on a fiscal month-to-month basis for the Parent Guarantor and its Subsidiaries for such Fiscal Year, and containing projected consolidated income and cash flow and capital expenditure budgets, in such form and such detail as the Administrative Agent may reasonably request and an annual budget.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrowers shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of any Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent for delivery to each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company;

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(f) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are received by the Administrative Agent for posting on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon any request by a Lender that the Borrower deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that in the event that and so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a Rule 144A offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

6.03 Notices. Promptly notify the Administrative Agent and each Lender after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event which might reasonably be expected to have a Material Adverse Effect;

(d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;

(e) of any setoff, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses to which any material portion of the Collateral, or the Administrative Agent’s rights with respect to any material portion of the Collateral, are subject; and

(f) with respect to each Loan Party, of any change in (i) such Loan Party’s corporate or company name, (ii) such Loan Party’s jurisdiction of organization and/or (ii) such Loan Party’s state organizational number (to the extent applicable); provided that no Loan Party will effect or permit any change referred to in (i)-(iii) unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities (subject to any applicable subordination provisions, grace provisions and notice provisions), including (a) all material federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than a Lien permitted under the Loan Documents); and (c) all Indebtedness in an aggregate amount in excess of the Threshold Amount, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, other than such Indebtedness which is being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary .

6.05 Preservation of Existence, Etc.

(a) Subject to Section 6.22, preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. Except to the extent that such obligations are express obligations of any landlord under an Operating Lease (a) maintain and preserve all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted (and other than with respect to Casualty Events subject to Section 2.06(e)(iv), Casualty Events excepted), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) make all necessary repairs thereto and renewals and replacements thereof, in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 6.06(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Loan Party in accordance with Section 7.04 or Section 7.05; (ii) the withdrawal by any Loan Party of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Loan Party of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business as currently conducted or no longer commercially desirable.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and for all property and general liability policies providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance; provided however that 10 days’ prior notice will be provided in the case of cancellation due to non-payment of premiums. With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

6.08 Compliance with Laws and Agreements. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property and all agreements and instruments which it or any of its properties may be bound, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Parties, as the case may be.

6.10 Inspection Rights.

(a) Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and, subject to prior notice to the Borrower, independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably requested, upon reasonable advance notice to the Borrower; provided, however, that so long as no Event of Default has occurred and is continuing (i) there shall be no more than one such inspection in any calendar year and (ii) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. If any materials to be reviewed by the Administrative Agent or any Lender in connection with any such inspection are protected by attorney-client privilege, the Administrative Agent or such Lender will endeavor to cooperate with the Borrower to review such information in a manner designed to preserve such privilege to the extent practicable.

(b) If an Event of Default pursuant to (1) Sections 8.01(a), (f), (g) or 8.01(b) (with respect to defaults under Article VII) shall have occurred and be continuing or (2) Sections 8.01(c)-(e), (h)-(k) or any Event of Default pursuant to Section 8.01(b) (other than with respect to defaults under Article VII) shall have occurred and be continuing for at least 30 days, upon the request of the Administrative Agent, obtain and deliver to the Administrative Agent appraisal reports in form and substance and from appraisers satisfactory to the Administrative Agent, stating (a) the then current fair market, orderly liquidation and forced liquidation values of all or any portion of the equipment or real estate owned by the Borrower or any of its Subsidiaries and (b) the then current business value of the Borrower and its Subsidiaries. All such appraisals shall be conducted and made at the expense of the Borrower; provided, however, that so long as no Event of Default has occurred and is continuing, the Borrower shall not be obligated to pay for any such appraisal.

(c) In the event that the Borrower or any Subsidiary acquires any Real Estate as owner thereof, at such time as such Real Estate shall have been acquired and subject to a Mortgage pursuant to Section 6.17 and if an Event of Default shall have occurred and be continuing, the Administrative Agent may, in its discretion for the purpose of assessing and ensuring the value of any Mortgaged Property, obtain an environmental assessment of such Mortgaged Property prepared by a qualified environmental consultant or expert approved by the Administrative Agent and conducted as set forth below to evaluate or confirm (a) whether any Hazardous Materials are present in the soil or water at such Mortgaged Property and (b) whether the use and operation of such Mortgaged Property complies with all Environmental Laws. Environmental assessments may include without limitation detailed visual inspections of such Mortgaged Property including any and all storage areas, storage tanks, drains, dry wells and leaching areas but shall not include any intrusive actions, such as the taking of soil samples, surface water samples and ground water samples unless reasonably requested by the Administrative Agent based upon the results of a visual inspection. All such environmental assessments shall be conducted and made at the expense of the Borrower.

(d) The Borrower authorizes the Administrative Agent and, if accompanied by the Administrative Agent, the Lenders upon prior notice to the Borrower (and giving the Borrower the opportunity to participate therein), to communicate directly with the Borrower’s independent certified public accountants and authorize such accountants to disclose to the Administrative Agent and the Lenders any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Borrower or any of its Subsidiaries, other than material which may not be disclosed without violation of a confidentiality obligation binding upon the Borrower or any of its Subsidiaries; provided that the Administrative Agent provides the Borrower with reasonable prior notice of any such communication. At the request of the Administrative Agent, the Borrower shall deliver a letter addressed to such accountants requesting them to comply with the provisions of this Section 6.10.

6.11 Use of Proceeds. The Borrower will use the proceeds of the Loans solely for the purposes set forth in Section 5.18. The Borrower will obtain Letters of Credit solely for general corporate purposes.

6.12 Pledge of Equity Interests. The Parent Guarantor and the Borrower will cause all Equity Interests (on a fully-diluted basis) of each of the Loan Parties (other than the Parent Guarantor and any Subsidiary that has been merged out of existence or sold as permitted by Sections 7.04 or 7.05(k) or (l)) to be pledged and delivered to the Administrative Agent and the Lenders at all times as security for the payment and performance in full of the Obligations pursuant to the Securities Pledge Agreements.

6.13 Future Leases. Each of the Loan Parties will use its reasonable efforts in negotiating any restaurant lease entered into after the date hereof to obtain agreements from the applicable lessors such that each such restaurant lease permits sales, transfers or assignments of the Equity Interests of the lessee, or its parent entity, and any and all other direct Subsidiaries from time to time of the Borrower, either as a matter of right without restriction or with the consent of the lessor, with such consent not to be unreasonably withheld, pursuant to standards of reasonableness set forth in such lease, it being understood that such efforts will not require an expenditure of money by the Loan Parties or that the Loan Parties accept terms less favorable to the Loan Parties than those that could reasonably be otherwise obtained. The Loan Parties shall deliver to the Administrative Agent promptly after execution thereof copies of each of the restaurant leases which any of the Loan Parties may enter into from time to time

6.14 Compliance with Terms of Leaseholds. The Borrower will, and will cause each of its Subsidiaries to, make all payments and otherwise perform all obligations in respect of all restaurant leases, keep such leases in full force and effect and not allow such leases to lapse or be terminated (other than in connection with a dissolution, liquidation, Disposal permitted pursuant to Sections 7.04 and 7.05 or termination of any such lease pursuant to the terms thereof) or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent to cure any such default except where any such failure would not result in a Material Adverse Effect.

6.15 Bank Accounts. The Loan Parties will, and will cause each of its Subsidiaries to cause all cash, including cash proceeds of accounts receivable to be deposited only into Operating Accounts with financial institutions which have entered into Control Agreements, take all such other steps as shall be necessary to grant to the Administrative Agent for the benefit of the Lenders a first priority perfected security interest in all funds which may be in each such Operating Account from time to time, other than (a) Operating Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s salaried employees, (b) Operating Accounts with balances not in excess of $10,000 at any time, and (c) Operating Accounts with balances not in excess of $200,000 at any time for a period no longer than 60 days from the creation of such Operating

Account or such longer period of time as may be agreed to by the Administrative Agent in writing. The Administrative Agent’s rights with respect to each Operating Account subject to an Control Agreement shall be governed by such Control Agreement.

6.16 Additional Subsidiaries. In the event that, after the date hereof, the Borrower or any of its Subsidiaries creates any new Subsidiary or acquires a new Subsidiary (a) the Borrower shall cause such new Subsidiary to, concurrently with such event or as soon as practicable thereafter (but in any event no later than thirty (30) days after such creation or acquisition), to execute and deliver to the Administrative Agent (i) a Guaranty as a guarantor and a Security Agreement or (ii) an instrument of joinder and accession, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which such new Subsidiary shall join onto a Guaranty as a guarantor thereunder and the Security Documents as a grantor of security thereunder as if such new Subsidiary was an original signatory hereto and thereto, and (b) the Borrower and/or such new Subsidiary (as the case may be) shall deliver such other instruments and documents, in form and substance reasonably satisfactory to the Administrative Agent, Perfection Certificates, Uniform Commercial Code financing statements and stock or other certificates representing all of the issued and outstanding Equity Interests of such new Subsidiary with accompanying stock powers or other instruments of transfer duly executed in blank, in each case required to be executed or delivered pursuant to such Security Documents in order to grant to or maintain the Administrative Agent’s first priority perfected security interest in and to the assets of and the Equity Interests issued by such new Subsidiaries (subject to Liens permitted by Section 7.01). Further, within 30 days after receipt of a request from the Administrative Agent, the Borrower and/or such new Subsidiary shall execute and/or deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request in writing in furtherance of the intent of this Section 6.16, including without limitation an updated Schedule 5.13 hereto and documentation of the type required to be supplied by the Borrower and its Subsidiaries as a condition precedent to the initial Loans made hereunder pursuant to Section 4.01(a), as applicable to such new Subsidiary.

6.17 Additional Mortgaged Property. If, after the Closing Date, the Borrower or any of its Subsidiaries (a) leases Real Estate which has annual leasehold payments of at least $500,000, the Borrower or such Subsidiary shall use its commercially reasonable efforts to cause such lease to permit the Administrative Agent to take a mortgage or deed of trust over such Real Estate lease and, to the extent permitted and if required by the Administrative Agent in its reasonable discretion, to forthwith deliver to the Administrative Agent a fully executed mortgage or deed of trust over such leased Real Estate, in form and substance reasonably satisfactory to the Administrative Agent, together with Title Policies, evidences of insurance with the Administrative Agent named as loss payee and additional insured, legal opinions and other documents and certificates with respect to such leased Real Estate as reasonably requested by the Administrative Agent except for those leased properties to which the Administrative Agent shall determine that the costs of obtaining such mortgage is excessive in relation to the value of the security afforded thereby, and (b) acquires owned Real Estate which has a fair market value of at least $1,000,000, unless the Administrative Agent in its reasonable discretion shall agree otherwise, the Borrower, shall or shall cause such Subsidiary to, forthwith deliver to the Administrative Agent a fully executed mortgage or deed of trust over such owned Real Estate, in form and substance reasonably satisfactory to the Administrative Agent, together with title insurance policies, surveys, evidences of insurance with the Administrative Agent named as loss payee and additional insured, legal opinions and other documents and certificates with respect to such owned Real Estate as reasonably requested by the Administrative Agent except mortgages for those owned properties to which the Administrative Agent shall determine that the costs of obtaining such mortgage is excessive in relation to the value of the security afforded thereby. The Borrower further agrees that, following the taking of such actions with respect to such Real Estate, the Administrative Agent shall have for the benefit of the Lenders and the Administrative Agent a valid and enforceable first priority mortgage or deed of trust over such Real Estate, free and clear of all Liens except for Liens permitted by Section 7.01.

6.18 Interest Rate Protection. Maintain at all times during which the Consolidated Leverage Ratio is greater than 4.0:1.0 that either (a) the amount of Indebtedness of Parent Guarantor, the Borrower and its Subsidiaries on a consolidated basis that is bearing interest at a fixed rate equals at least 50% of the aggregate amount of all Indebtedness of Parent Guarantor, the Borrower and its Subsidiaries on a consolidated basis or (b) the Borrower has in effect protection against fluctuations in interest rates pursuant to, as of such time, one or more interest rate Swap Contracts effective for at least three years following the Closing Date with Persons reasonably acceptable to the Administrative Agent and providing coverage the effect of which is that at least 50% of the aggregate amount of all Indebtedness of Parent Guarantor, the Borrower and its Subsidiaries on a consolidated basis will during such period bear interest at a fixed or capped rate or the interest cost in respect of which will be fixed or capped; provided that for purposes of this Section 6.18, “Indebtedness” shall not include any Revolving Loans or undrawn Letters of Credit outstanding hereunder.

6.19 Certificate of Merger. On the Closing Date, the Borrower will deliver to the Administrative Agent a Certificate of Merger acknowledged by the Secretary of State of the State of Delaware evidencing the Finance Co. Merger.

6.20 Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Administrative Agent and execute such further instruments and documents as the Administrative Agent shall reasonably request to carry out to the Administrative Agent’s reasonable satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

6.21 Status as SEC Reporting Company. After the occurrence of an IPO, the Borrower shall (a) cause the financial statements required to be delivered pursuant to Section 6.01(a) to be accompanied by an attestation of a Registered Public Accounting Firm as to such Person’s internal controls pursuant to Section 404 of the Sarbanes Oxley Act of 2002 expressing a conclusion to which the Required Lenders do not object and (b) promptly notify the Administrative Agent of the occurrence of a material weakness in or fraud with respect to such Person’s internal controls over financial reporting.

6.22 Equity Interests. Except as permitted under Section 7.04 or 7.05, the Parent Guarantor shall at all times own 100% of the Equity Interests of the Company and be able to elect a majority of the board of directors of the Company.

6.23 Parent Guarantor. The Borrower’s capital stock shall at all times be owned by an entity which is a Guarantor hereunder and has pledged such capital stock to the Administrative Agent for the benefit of the Lenders.

6.24 Post-Closing Collateral Matters. To the extent (a) such items have not been delivered as of the Closing Date and (b) necessary to permit the Title Insurance Company to remove the general survey exception from the applicable lender’s Title Policy, within twenty (20) days after the Closing Date, unless waived or extended by the Administrative Agent in its sole discretion, the applicable Loan Parties shall deliver to the Administrative Agent, with respect to each Title Policy, dated on or about the date hereof, insuring the Mortgages encumbering the Mortgaged Property(ies), the following:

(i) a survey; and

(ii) endorsements thereto (1) eliminating the general or standard survey exception, (2) providing the comprehensive and survey endorsements thereto as well as any other endorsements reasonably requested by the Administrative Agent which were omitted as a result of the applicable Loan Parties failure to obtain a survey contemporaneously with said Title Policy and

(3) otherwise amending the same so that the requirements of Section 4.01(m)(ii) and Section 4.01(m)(iv) are met.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any portion of the Aggregate Commitments hereunder, any Loan or other Obligation hereunder shall remain unpaid and unsatisfied (other than any contingent indemnification Obligations), or any Letter of Credit shall remain outstanding and not Cash Collateralized in accordance with the provisions set forth herein, each of the Parent Guarantor and the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document or any Swap Contract of the Borrower to which a Lender or an Affiliate of a Lender is a party, which is secured by the Security Documents;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for taxes, assessment or other governmental charges not yet due, payable or delinquent, or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, lessor’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) easements, rights-of-way, restrictions, covenants, encroachments, statutory liens in favor of any landlord and other similar encumbrances affecting real property which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(h) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such

Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(i) deposits or pledges made in connection with, or to secure payment of workers’ compensation, trade contracts, leases, statutory obligations and insurance contracts in each case only if in the ordinary course of business; employee benefit or welfare plans; unemployment or other insurance; old age pensions or other social security obligations; and good faith deposits in connection with tenders, contracts or leases to which it is a party or deposits to secure, or in lieu of, surety, penalty, customs or appeal bonds, performance bonds and other similar obligations;

(j) any interest or title of a licensee or sublicensee under any license permitted to be granted by a Loan Party by this Credit Agreement;

(k) rights of setoff, bankers’ liens and other similar Liens existing with respect to cash and cash equivalents to the extent arising in the ordinary course of business;

(l) Liens constituting leasehold interests made by a Loan Party as lessor entered into in the ordinary course of business;

(m) Liens securing Indebtedness permitted under Section 7.03(o);

(n) the filing of UCC financing statements solely as a precautionary measure in connection with the consignment of goods;

(o) any right, title and interest of the landlord under any lease pursuant to which a Loan Party has a leasehold interest in any property or assets and any liens that have been placed by such landlord on property over which any Loan Party has any real property interest;

(p) Liens to secure obligations in an aggregate amount of obligations not exceeding $3,000,000 in respect of the financing of Prepaid Insurance, which Liens cover only the right to recover prepaid insurance not yet earned;

(q) Liens on property of a Person or on an asset existing at the time such Person or asset is acquired or merged with or into or consolidated with the Borrower or any of its Subsidiaries to the extent permitted hereunder (and not created in anticipation or completion thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien; and

(r) second priority Liens securing the Company’s existing senior secured notes due 2009 which constitute Continuing Indebtedness; provided that the Obligations shall be Priority Lien Obligations (as defined in the Existing Senior Secured Notes Indenture) and the Administrative Agent shall be designated the sole Priority Lien Collateral Agent (as defined in the Existing Senior Secured Notes Indenture) under the Intercreditor Agreement and the Administrative Agent and Lenders shall have the benefit of the Intercreditor Agreement.

7.02 Investments. Make any Investments, except:

(a) Investments held by the Borrower or such Subsidiary in the form of cash equivalents or short term marketable debt securities;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments of any Loan Party in any other Loan Party or any person that shall become a Loan Party in connection with such Investment so long as in connection therewith, the Loan Parties shall have complied with Section 6.16; and the creation or acquisition of such Loan Party shall have otherwise been permitted pursuant to clauses (g), (h) or (i) hereof;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.03;

(f) Swap Contracts entered into pursuant to Section 7.03(d);

(g) the acquisition of substantially all stock or other securities of, or substantially all assets of, any Person or a division or line of business of any Person, in each case to the extent such acquisition would involve restaurant related assets or businesses; provided that:

(i) no Default or Event of Default has occurred and is continuing or would result from such acquisition;

(ii) to the extent that such acquisition consists of assets which will not be converted into restaurant concepts currently operated by the Borrower and its Subsidiaries within 2 years after such acquisition, not less than 5 Business Days prior to the consummation of such proposed acquisition, the Borrower shall have delivered to the Administrative Agent a duly executed certificate and such financial projections as shall be necessary, in the reasonable judgment of the Administrative Agent, to demonstrate that, after giving effect to such acquisition, all covenants contained herein will be satisfied on a pro forma basis (including without limitation as to Capital Expenditures);

(iii) all actions have been taken to the reasonable satisfaction of the Administrative Agent to provide to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, a first priority perfected security interest to the extent required under Section 6.16 in all of the assets so acquired pursuant to the Security Documents, free of all Liens other than Liens permitted under Section 7.01;

(iv) in the event of a stock acquisition, the acquired Person shall become a majority-owned Subsidiary of the Borrower and shall comply with the terms and conditions set forth in Section 6.16;

(v) the board of directors and (if required by applicable law) the shareholders, or the equivalent thereof, of the business to be acquired has approved such acquisition;

(vi) all of the Borrower’s and/or such Subsidiary’s (as the case may be) rights and interests in, to and under each purchase contract and agreement relating to such acquisition to the extent permitted have been assigned to the Administrative Agent as security for the irrevocable payment and performance in full of the Obligations, pursuant to collateral assignments of contracts in form and substance reasonably satisfactory to the Administrative Agent;

(vii) the Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that all liens and encumbrances with respect to the properties and assets so acquired, other than Liens permitted under Section 7.01, have been discharged in full;

(viii) the Borrower shall have delivered to the Administrative Agent certified copies of all such documents, opinions, certificates, letters and schedules or instruments relating to such acquisition as the Administrative Agent shall reasonably request; and

(ix) from the date hereof to the Final Maturity Date the consideration for such acquisitions, including assumed Indebtedness, shall not exceed $25,000,000 in the aggregate.

For the avoidance of doubt, expenditures to acquire franchised assets from franchisees shall be subject to the provisions with respect to Capital Expenditures rather than Permitted Acquisitions.

(h) other Investments not exceeding (A) $2,000,000 in the aggregate at any time outstanding and (B) $1,000 in connection with the capitalization of new Subsidiaries of the Borrower;

(i) Investments received as consideration in connection with Dispositions permitted pursuant to Sections 7.05(j) and (k) so long as such Investments do not represent more than 25% of the consideration received in connection with any such Disposition;

(j) Investments consisting of Capital Expenditures permitted by Section 7.16; and

(k) Investments consisting of leases or subleases of real estate by any Loan Party permitted by Section 7.05(g).

Notwithstanding the foregoing and for purposes of clarification, no Loan Party shall make any Investment in any entity that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) the Senior Notes, the Senior Holdco Notes (in the case of the Parent Guarantor), and Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms, taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are, as determined by the

Board of Directors of the Borrower in its good faith judgment, no less favorable in any material respect taken as a whole to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness reflect then current market conditions;

(c) Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Guarantor;

(d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation; and (ii) such Swap Contract does not contain any provision permanently exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets (including real estate) within the limitations set forth in Section 7.01(h); provided, however, that (i) the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $15,000,000 and (ii) the aggregate amount of all such Indebtedness incurred during any Fiscal Year shall not exceed $3,000,000;

(f) Specified Subordinated Debt;

(g) unsecured trade payables not more than 90 days past due and other current liabilities of the Borrower or its Subsidiaries incurred in the ordinary course of business not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(h) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies, and liabilities under employee benefit plans, including pension plans, not yet due and payable or delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(i) Indebtedness in respect of judgments or awards not resulting in an Event of Default under Section 8.01(h) hereof;

(j) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(k) obligations on account of non-current accounts payable which the applicable Loan Party is contesting in good faith and by appropriate proceedings diligently conducted and with respect to which adequate reserves have been established and are being maintained in accordance with generally accepted accounting principles;

(l) Indebtedness constituting contingent liabilities pending litigation which the applicable Loan Party is contesting in good faith and by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with generally accepted accounting principles;

(m) Indebtedness of any Person that becomes a Subsidiary or Indebtedness assumed in connection with assets purchased in a Permitted Acquisition pursuant to an acquisition permitted by this Agreement not to exceed $5,000,000 in the aggregate at any time outstanding;

(n) unsecured Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(o) Indebtedness in an aggregate principal amount not to exceed $2,000,000 at any time outstanding secured by a Lien as set forth in Section 7.01(m);

(p) Indebtedness consisting of agreements of the Parent Guarantor or any Subsidiary providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; and

(q) so long as the Consolidated Leverage Ratio at the end of the immediately preceding four Fiscal Quarter period is less than or equal to 4.5:1.0 after giving effect thereto, Borrower may Guarantee the Senior Holdco Notes or assume the Indebtedness thereunder.

7.04 Fundamental Changes. Merge, dissolve, liquidate, wind up, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person and shall be a Guarantor hereunder;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be a Borrower or a Guarantor;

(c) any Subsidiary that is not the Borrower may be dissolved or liquidated after assets have been Disposed of in connection with Section 7.05(j) or in connection with the closing of any underperforming restaurant, so long as such dissolution or liquidation does not constitute an Event of Default under Sections 8.01(f) or (g), and (ii) the Net Cash Proceeds received from such dissolution shall be subject to Section 2.06(e)(i);

(d) (i) Finance Co. may merge with and into the Company pursuant to the Finance Co. Merger and (ii) Finance Co. II may merge with and into the Parent Guarantor pursuant to the Finance Co. II Merger;

(e) any direct or indirect parent of Parent Guarantor or any special purpose vehicle may merge into the Parent Guarantor and the Parent Guarantor may merge into any such entity; provided that at the time of such merger, such entity shall not be engaging in any business except as contemplated by this Agreement or have any outstanding Indebtedness or other material liabilities other than Indebtedness permitted pursuant to Section 7.03 as if the surviving entity had been subject to the limitations set forth in Section 7.03 provided, further, in each case, that the surviving entity provides, or continues to provide, a Guarantee, a pledge of 100% of the capital stock of the Borrower and will agree to be subject to the Loan Documents as the Parent Guarantor pursuant to documentation reasonably satisfactory to the Administrative Agent;

(f) Parent Guarantor or any direct or indirect parent of Parent Guarantor or any special purpose vehicle may merge with the Company; provided that (i) the Company shall be the continuing or surviving Person, (ii) at the time of such merger, such entity shall not be engaging in any business except as contemplated by this Agreement or have any outstanding Indebtedness or other material liabilities other than Indebtedness permitted pursuant to Section 7.03 as if such entity had been subject to the limitations set forth in Section 7.03 and (iii) at the time of such merger, the Consolidated Leverage Ratio for the immediately preceding four Fiscal Quarter period shall be less than or equal to 4.5:1.0; provided further that immediately after giving effect thereto, the parent company of the Borrower shall provide a Guarantee, a pledge of 100% of the capital stock of the Borrower and will agree to be subject to the Loan Documents as the Parent Guarantor pursuant to documentation reasonably satisfactory to the Administrative Agent; and

(g) Dispositions permitted pursuant to Section 7.05.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions permitted by Section 6.06;

(b) Dispositions of inventory (including food and beverage) in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Loan Party to another Loan Party;

(e) Dispositions permitted by Section 7.04;

(f) licenses or sublicenses of IP Rights in the ordinary course of business;

(g) leases or sub-leases of real estate by any Loan Party or among Loan Parties in the ordinary course of business consistent with past practices;

(h) Liens permitted under Section 7.01 hereof, Investments permitted under Section 7.02 and Restricted Payments permitted by Section 7.06 hereof to the extent constituting Dispositions;

(i) Dispositions of surplus or unused property or equipment, whether now owned or hereafter acquired, in the ordinary course of business consistent with past practices;

(j) so long as no Default or Event of Default is then existing or would result therefrom, Dispositions by the Borrower or any of its Subsidiaries of assets of underperforming (including Restaurants with Net Restaurant Operating Profit of less than $100,000), inactive or closed Restaurants or of Restaurants in connection with the franchising thereof, in each case, together with related buildings, land and equipment; provided that the Net Cash Proceeds received from such Dispositions shall be subject to Section 2.06(e)(i);

(k) Dispositions by the Borrower or any of its Subsidiaries of property pursuant to sale-leaseback transactions; provided that the Net Cash Proceeds received from such Dispositions shall be subject to Section 2.06(e)(i);

(l) Dispositions (without recourse) of accounts receivables in connection with the good faith compromise or collections thereof in the ordinary course of business; and

(m) the Borrower and its Subsidiaries may enter into agreements for their own Disposition, so long as a condition of such agreement and Disposition is that either (x) (i) the Aggregate Commitments shall have been terminated and (ii) the Borrower shall have (A) paid the Obligations in full in cash, (B) cash collateralized the Letters of Credit (or such Letters of Credit shall have terminated or expired) and (C) cash collateralized all Swap Contracts (or entered into other satisfactory arrangements) or (y) in the case of any agreement, the Requisite Lenders shall have consented thereto and a condition to consummation thereof is satisfaction of the conditions set forth in the foregoing clause (x);

provided, however, that (a) any Disposition pursuant to clauses (i) through (k) shall be for fair market value, (b) the aggregate, cumulative proceeds after the Closing Date to any date of determination hereunder of all Dispositions permitted pursuant to clauses (i) through (k) shall not exceed $20,000,000 (plus the proceeds of Dispositions the proceeds of which are used to reinvest rather than repay loans pursuant to Section 2.06(e)(i) and excluding Dispositions pursuant to clause (j) above) at all times, (c) at least 75% of the consideration received in connection with Dispositions permitted pursuant to clauses (j) and (k) shall be in the form of cash, cash equivalents or short term marketable securities and shall be received upon consummation of such Dispositions, (d) with respect to any non-cash proceeds received with respect to Disposition permitted pursuant to clauses (j) and (k), the Loan Parties shall take all steps necessary to grant to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, a valid first priority perfected security interest (subject to Liens permitted by Section 7.01) in such proceeds as Collateral for the Obligations, pursuant to the Security Documents and the Administrative Agent shall release the assets being disposed in accordance with Section 9.01(a), and (e) to the extent that any Disposition is of an Equity Interest of a Subsidiary, such sale shall be of all of the Equity Interests of such Subsidiary owned by the Borrower and its Subsidiaries.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to the Borrower, the Subsidiary Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) the Borrower and any Subsidiary may make payments permitted by Section 7.08 (without duplication);

(e) for any period in which Borrower and/or its Subsidiaries are part of a group or subgroup filing consolidated or combined federal, state or local tax returns of which a direct or indirect parent of Borrower is the common parent, Borrower and any Subsidiaries may make payments, directly or indirectly, to any of Parent Guarantor, Holdings, CAC, CSC or, in each case, any Subsidiary or successor thereof (each a “Recipient”) to pay the share of consolidated or combined federal, state or local taxes (“Permitted Tax Distributions”) attributable to the operations of the Borrower and its Subsidiaries to the extent not paid directly by the Borrower or its Subsidiaries (“Tax Liability”); provided that: (i) such payments are actually used by a Recipient to pay such Taxes, (ii) no payment shall be made under this subsection more than 5 days prior to the date that the applicable Tax Liability becomes due and payable or the relevant Recipient determines to actually pay such Tax Liability and (iii) the Borrower shall disclose each such distribution made pursuant to the provisions of this subsection, providing calculations demonstrating satisfaction of the conditions to such payment in detail satisfactory to the Administrative Agent;

(f) the Borrower and any Subsidiary may make, directly or indirectly, payments to the Parent Guarantor or Parent, in amounts used by the Parent Guarantor or Parent in connection with the repurchase of Equity Interests of the Parent Guarantor or Parent from certain equity holders upon their termination of employment, death, or disability or from directors, officers or employees of the Loan Parties to enable the Parent Guarantor or Parent to pay cash distributions in respect of such repurchases; provided that the aggregate amount of such cash distributions in any Fiscal Year shall not exceed $2,500,000 (plus the amount of net proceeds of any key-man life insurance policies during such Fiscal Year) (and up to 50% of such amount not used in any Fiscal Year may be carried forward to the next succeeding (but no other) Fiscal Year; provided that such unutilized amount carried forward shall not exceed $1,000,000);

(g) to the extent actually used by any Recipient to pay such taxes, costs and expenses, the Borrower and any Subsidiaries may make payments to, directly or indirectly, or on behalf of any Recipient in an amount sufficient to pay (without duplication) (i) any Taxes of any Recipient not described in clause (e) that are attributable to (A) the direct or indirect ownership of Borrower and its Subsidiaries or (B) any payments received, directly or indirectly, from Borrower or its Subsidiaries, (ii) franchise taxes and other fees required to maintain the legal existence of any Recipient and (iii) payments in an amount sufficient to pay any out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead expenses in the ordinary course of business of any Recipient; provided that the aggregate amount of payments made pursuant to this clause (g) shall not exceed $1,000,000 in any Fiscal Year or, upon the occurrence of an IPO, $2,500,000 in any Fiscal Year;

(h) the Borrower and any Subsidiary may make payments, directly or indirectly, to the Parent Guarantor, which payments are used by the Parent Guarantor to repurchase the Parent

Guarantor’s existing 12 1/2% senior discount notes due 2010 that are not tendered into the Tender Offer and Consent Solicitation;

(i) the Borrower may make, directly or indirectly, non-cash repurchases of Equity Interests deemed to occur in connection with the exercise of stock options by directors, officers and management, including without limitation deemed redemptions arising as a result of the payment of withholding taxes; provided that such Equity Interests represent a portion of the consideration delivered in connection with the payment of the exercise price of such options;

(j) the Borrower may make payments to fund working capital adjustments, if any, in favor of the Seller pursuant to the terms of the Acquisition;

(k) the Borrower may use Loan Proceeds to fund the Acquisition;

(l) so long as no Default has occurred and is continuing, the Borrower may make payments on Specified Subordinated Debt;

(m) the transactions permitted by Sections 7.04(f); provided that no cash payments are made or other assets distributed to the stockholders of the Parent Guarantor in connection therewith, unless any such payment or distribution shall be permitted by another clause of this Section 7.06; and

(n) the Borrower and any Subsidiary may make payments, directly or indirectly, to the Parent Guarantor, which payments are used by the Parent Guarantor to pay cash interest and any mandatory redemptions of principal on the Senior Holdco Notes pursuant to the Senior Holdco Notes Documents as in effect on the date hereof; provided that the Borrower and any Subsidiary may not make payments pursuant to this clause (n) either (i) at any time if the Consolidated Leverage Ratio for the immediately preceding four Fiscal Quarter period is greater than or equal to 4.5:1.0 after giving effect to a payment under this clause (n) or (ii) before May 15, 2010, or any later date upon which the Parent Guarantor begins to pay cash interest on the Senior Holdco Notes pursuant to the Senior Holdco Notes Documents.

7.07 Change in Nature of Business.

(a) With respect to the Borrower and its Subsidiaries, engage in any line of business substantially different from those lines of business conducted by the Borrower on the date hereof or any business related, ancillary or incidental thereto.

(b) With respect to the Parent Guarantor, not incur any Indebtedness nor grant any Liens upon any of its properties or assets nor engage in any operations, business or activity other than (i) the payment of interest and principal on and the repurchase of Parent Guarantor’s existing 12 1/2% senior discount notes due 2010 that are not tendered into the Tender Offer and Consent Solicitation, (ii) the payment of interest and principal on the Senior Holdco Notes, (iii) holding 100% of the capital stock of the Company, (iv) the transactions permitted by Section 7.04(d), (e) or (f) and (v) any administrative, management or other activities incidental to such holdings, pledging its interests therein to the Administrative Agent on behalf of the Lenders, executing the Security Agreements and Securities Pledge Agreements in favor of the Administrative Agent on behalf of the Lenders, complying with the terms of the Loan Documents and guaranteeing the Obligations as provided herein.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Borrower and any Guarantor, (b) (i) so long as no Event of Default shall have occurred and be continuing or would result therefrom, payment of the Management Fee or the Advisory Fee to Trimaran or its designee and (ii) following the cure of any Event of Default, the payment of any Management Fee or Advisory Fee having accrued and remained unpaid during the continuance of an Event of Default so long as the then payment thereof shall not result in an Event of Default, (c) transactions permitted by Section 7.17, (d) Investments permitted by Section 7.02(b) and (c), (e) reasonable and customary director, officer and senior management compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case, in the ordinary course of business and approved by the Board of Directors of the Borrower, (f) any transactions with an Affiliate where the only consideration paid by any Loan Party is Qualified Capital Stock of the Parent Guarantor, (g) payments contemplated by the Management Agreement made on the Closing Date or in connection with the Acquisition contemplated by the Acquisition Documents, (h) any transactions with a franchisee in the ordinary course of business and consistent with past practice, (i) transactions permitted by Section 7.03(q) and (j) Restricted Payments permitted pursuant to Section 7.06 and transactions permitted by Sections 7.04 and 7.05.

7.09 Burdensome Agreements. Become a general partner in a partnership without the prior written consent of the Administrative Agent (other than where such general partner is a Subsidiary which is a chapter C corporation) or enter into any Contractual Obligation (other than this Agreement or any other Loan Document or any document entered into in connection with the Senior Notes or Senior Holdco Notes or refinancings, refundings, renewals or extensions thereof) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any encumbrances or restrictions existing under or by reason of (A) applicable requirements of Laws, (B) this Agreement and the other Loan Documents, (C) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (D) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business, (E) any holder of a Lien permitted by Section 7.01 restricting the transfer of the property subject thereto, (F) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.05 pending the consummation of such sale, (G) without affecting the Loan Parties obligations under Section 6.16, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person, (H) deposits arrangements imposed by supplier or landlord under contracts entered in the ordinary course of business, and (I) negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person other than a Lien securing the Obligations.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Specified Subordinated Debt. Amend, supplement or otherwise modify the terms of any of the Specified Subordinated Debt or the Specified Subordinated Debt Documents in a manner which would materially adversely affect the Lenders, prepay (other than intercompany Indebtedness and Indebtedness owing to management which was incurred in lieu of cash payments that would otherwise have been required), redeem or repurchase any of the Specified Subordinated Debt or prosecute any enforcement action in respect of any Specified Subordinated Debt.

7.12 Change in Terms of Organizational Documents. Other than as permitted pursuant to Section 7.04, effect or permit any change in or amendment to the Organizational Documents of the Borrower or any of its Subsidiaries which would materially adversely affect the Lenders.

7.13 Change in Accounting and Reporting Practices. Change its Fiscal Year, accounting policies (other than as set forth in Section 1.03 or in connection with the implementation of the Sarbanes-Oxley Act of 2002) or financial reporting practices.

7.14 Cash Management. (a) Establish any bank accounts other than those Operating Accounts listed on Schedule 5.25 (other than accounts in respect of which deposits comply with the requirements set forth in clauses (c) and (d) below), without the Administrative Agent’s prior written consent, (b) deposit into any of the payroll accounts listed on Schedule 5.25 amounts in excess of amounts necessary to pay current payroll obligations from such accounts, (c) except as permitted under clause (d) below, deposit into any account not subject to a Control Agreement amounts in excess of $10,000 at any time or (d) deposit into any account not subject to a Control Agreement for a period greater than 60 days (or such longer period as the Administrative Agent may consent to in writing) from the creation of such account in amounts in excess of $200,000 at any time.

7.15 Financial Covenants.

(a) Consolidated Fixed Charge Coverage Ratio. Commencing with the Borrower’s Fiscal Quarter ending on or about March 31, 2006, permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter ending during any period set forth in the table below to be less than the ratio set forth opposite such period in such table.

Period	Minimum Consolidated Fixed Charge Coverage Ratio
January 1, 2006 to and including September 30, 2008	1.00:1.00

October 1, 2008 to and including September 30, 2009	1.05:1.00

October 1, 2009 to and including September 30, 2011	1.10:1.00

October 1, 2011 and thereafter	1.15:1.00

(b) Consolidated Leverage Ratio. Commencing with the Borrower’s Fiscal Quarter ending on or about March 31, 2006, permit the Consolidated Leverage Ratio as of the end of any Fiscal Quarter ending during any period set forth in the table below to be greater than the ratio set forth opposite such period in such table:

Period	Maximum Consolidated Leverage Ratio
January 1, 2006 to and including June 30, 2006	6.00:1.00

July 1, 2006 to and including March 31, 2007	5.85:1.00

April 1, 2007 to and including September 30, 2007	5.75:1.00

October 1, 2007 to and including March 31, 2008	5.25:1.00

April 1, 2008 to and including September 30, 2008	5.00:1.00

October 1, 2008 to and including March 31, 2009	4.50:1.00

April 1, 2009 to and including September 30, 2009	4.25:1.00

October 1, 2009 to and including March 31, 2010	3.75:1.00

April 1, 2010 to and including September 30, 2010	3.50:1.00

October 1, 2010 to and including March 31, 2011	3.00:1.00

April 1, 2011 to and including September 30, 2011	2.75:1.00

October 1, 2011 and thereafter	2.50:1.00

7.16 Capital Expenditures. Make or become legally obligated to make any Capital Expenditures, except for Capital Expenditures not exceeding, in the aggregate for the Borrower and its Subsidiaries during each Fiscal Year (or portion thereof) set forth below, the amount and number set forth opposite such Fiscal Year:

Fiscal Year	Amount of Capital Expenditures
2006	$15,000,000
2007	$15,000,000
2008	$15,000,000
2009	$15,000,000
2010	$15,000,000
2011	$15,000,000

provided, however, that so long as no Event of Default has occurred and is continuing or would result from such Capital Expenditure, (a) up to 100% of the unused portion of Capital Expenditures from the immediately previous Fiscal Year (calculated without reference to any amounts carried forward from prior years pursuant to this provision and any amounts expended in any Fiscal Year shall be deemed expended on a “first-dollar basis” from the amounts allocated to that Fiscal Year as set forth above and only thereafter from such carryover amounts) (“Permitted Carry Forward Capex”) may be carried over to the next following Fiscal Year (but not to any subsequent Fiscal Year); and (b) not more than 100% of Capital Expenditures permitted to be incurred in the immediately succeeding future Fiscal Year may be utilized in any then current Fiscal Year with a commensurate automatic reduction in the Capital Expenditures permitted to be incurred in such future Fiscal Year (“Permitted Carry Back Capex”). In addition to the foregoing, Borrower and its Subsidiaries may make additional Capital Expenditures at anytime in an aggregate amount not to exceed $2,000,000 in connection with establishing call centers for the Borrower’s and its Subsidiaries’ drive-through and catering businesses; provided that at the time of such expenditures the Borrower in good faith projects a “return on equity” in excess of 20% therefrom. For any period during which the Consolidated Leverage Ratio is (i) less than 4.0:1.0 or (ii) 0.5 or more below the then applicable maximum Consolidated Leverage Ratio set forth in Section 7.15(b), the amount for such period set forth in the table above shall be increased by 10%; provided that such increase shall not be credited to any Permitted Carry Forward Capex or Permitted Carry Back Capex.

7.17 Borrower’s Right to Cure Financial Covenants. Notwithstanding anything to the contrary contained in Section 8.01, in the event that the Borrower fails to comply with the covenants contained in Section 7.15 (the “Financial Covenants”), until the expiration of the fifth Business Day subsequent to the date on which a Compliance Certificate with respect to such Fiscal Quarter for which such Financial Covenant is being measured is required to be delivered pursuant to Section 6.02(a), the Parent Guarantor shall have the right to issue Permitted Cure Securities in exchange for cash, the proceeds of which shall be contributed in turn to the Company, in an aggregate amount not in excess of the amount necessary to cure the relevant failure to comply with all the Financial Covenants (the “Cure Right”), and upon the receipt by the Borrower of such cash payment (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right, such Financial Covenants shall be recalculated giving effect to the following pro forma adjustments:

(a) Consolidated EBITDA of the Borrower shall be increased, solely for the purpose of determining the existence of a Default or Event of Default under the Financial Covenants with respect to any period of four consecutive Fiscal Quarters that includes the Fiscal Quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(b) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of all Financial Covenants (including for purposes of Section 4.02), the Borrower shall be deemed to have satisfied the requirements of the Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenants that had occurred shall be deemed cured for this purposes of the Agreement.

Notwithstanding anything herein to the contrary, (i) the Cure Right for any four consecutive Fiscal Quarter period shall not exceed $5,000,000 in the aggregate, (ii) the Cure Right may be exercised by the Borrower, (A) for no more than two consecutive Fiscal Quarters (it being understood that two Fiscal Quarters separated by one Fiscal Quarter shall be treated as two consecutive Fiscal Quarters for purposes hereof) and (B) no more than two times during the term hereof, (iii) in each eight Fiscal Quarter period there shall be a period of at least four consecutive Fiscal Quarters during which no Cure Right is made, (iv) the Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with such Financial Covenant, (v) the Borrower shall apply the Cure Amount to the prepayment of outstanding Revolving Loans, if any; provided that any such prepayment shall not reduce any Lender’s Revolving Commitment, and (vi) concurrently with the receipt of the Cure Amount, Borrower shall redeliver a Compliance Certificate evidencing compliance with the Financial Covenants after giving effect to receipt of the Cure Amount and the adjustments to Consolidated EBITDA set forth in clause (a) above.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02, 6.03, 6.05 (with respect to the existing Loan Parties only and, for Section 6.01 only, within 15 days of the due date for delivery of each financial statement), 6.10, 6.11, 6.22 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice of such failure is delivered by the Administrative Agent or the Required Lenders; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) the Borrower or any Subsidiary fails to pay any Swap Termination Value (as so defined) owing by it and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. The Parent Guarantor or the Borrower (and, as determined by the Administrative Agent, any Subsidiary of the Borrower (other than a Subsidiary that is also a Borrower) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Parent Guarantor, the Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A-” by A.M. Best Company, has been notified of the potential claim and has not disputed coverage in writing, excluding customary deductibles), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which such judgment remains undischarged, unvacated, unsatisfied or unbonded, by reason of a pending appeal or otherwise; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Administrative Agent’s security interests, mortgages or liens in all or a material portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents) except where such cessation is the result of the Administrative Agent’s actions or inactions; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of the Required Lenders, or may take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to 105% of the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations (including, without limitation, with respect to the realization upon any of the Collateral) shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such (including, without limitation, the reimbursement of the Administrative Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of any other Obligations (excluding Obligations arising under Swap Contracts);

Seventh, to the payment of Swap Termination Values owing to any Lender or any Affiliate of any Lender arising under Swap Contracts that shall have been terminated and as to which the Administrative Agent shall have received notice of such termination and the Swap Termination Value thereof from the applicable Lender or Affiliate of a Lender or to cash collateralize Obligations under Swap Contracts in amounts and subject to terms and conditions reasonably satisfactory to the Lender party thereto or pursuant to other arrangements reasonably satisfactory to the Lender party thereto;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.04(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Merrill Lynch Capital Corporation to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto (including, without limitation, the authority, without the necessity of any notice to or further consent of the Lenders, from time to time to take any action with respect to any Collateral or the Security Documents which may be necessary to perfect, maintain perfected or insure the priority of the security interest in and liens upon the Collateral granted pursuant to the Security Documents). The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and Borrower shall not have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct or breach in bad faith of its obligations hereunder. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, and unless an Event of Default has occurred and is continuing, with the consent of the Borrower (which such consent shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.04(i) and (j), 2.10 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on the Collateral (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination or cash collateralization of all Letters of Credit or cash collateralization or other satisfactory arrangement as to Swap Contracts which constitute Obligations, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01; and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of the Collateral, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. (i) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Revolving Credit Commitment of any Lender (or reinstate any Revolving Commitment terminated pursuant to Section 8.02) or increase the amount of the Term Loan outstanding hereunder without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal (other than prepayments required pursuant to Section 2.06(e)), interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Revolving Credit Commitments (other than prepayments required pursuant to Section 2.06(e)) or scheduled or mandatory repayment of the Term Loan (other than prepayments required pursuant to Section 2.06(e)) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (V) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(d) change Section 2.14, Section 8.03 or Section 10.19 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e) change any provision of this Section or the definition of “Required Lenders” without the written consent of each Lender (it being understood that the addition of one or more additional credit facilities hereunder, the allowance of the credit extensions, interest and fees thereunder to share ratably or on a subordinated basis with the Loans, Letters of Credit, interest and Fees in the benefits of the Loan Documents and the inclusion of the holders of such facilities in the determination of Required Lenders shall only require the approval of the Required Lenders);

(f) release all or substantially all of the value of the Guaranties without the written consent of each Lender (other than (A) as permitted pursuant to Section 7.04 or 7.05 and (B) as to the Parent Guarantee which may only be released with the written consent of Lenders holding at least 75% of the Aggregate Commitments or, if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, any combination of Lenders holding in the aggregate at least 75% of the Total Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders);

(g) release all or substantially all of the Collateral in any transaction or series of related transactions without the prior written consent of each Lender (other than Collateral owned by the Parent Guarantor if released in connection with the release of the Parent Guarantee in accordance with Section 10.01(f)); or

(h) change Section 7.05(m) without the written consent of each Lender;

and; provided further, that (I) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (II) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (III) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (IV) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (V) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (VI) the definition of “Required Revolving Lenders” contained in Section 1.01 may not be amended, waived or otherwise modified without the consent of the Required Revolving Lenders (it being understood that the addition of one or more additional credit facilities hereunder, the allowance of the credit extensions, interest and fees thereunder to share ratably or on a subordinated basis with the Loans, Letters of Credit, interest and Fees in the benefits of the Loan Documents and the inclusion of the holders of such facilities in the determination of the Required Revolving Lenders shall only require the approval of the Required Lenders) and Sections 2.02, 2.03, 2.04, 2.07, 4.02 and this clause (VI) may not be amended, waived or otherwise modified without the consent of the Required Revolving Lenders; and no amendment, waiver, modification or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 4.02 to the making of any Revolving Loan or to the incurrence of any Obligations shall be effective without the consent of the Administrative Agent and the Required Revolving Lenders; (VII) Section 2.06(e) may not be amended, waived or otherwise modified without the consent of the Required Term Lenders and (VIII) the definition of “Required Term Lenders” contained in Section 1.01 may not be amended, waived or otherwise modified without the consent of the Required Term Lenders (it being understood that the addition of one or more tranches of Term Loans hereunder, interest and fees thereunder to share ratably or on a subordinated basis with the Loans, Letters of Credit, interest and Fees in the benefits of the Loan Documents and the inclusion of the holders of such facilities in the determination of Required Term Lenders shall only require the approval of the Required Lenders) and this clause (VIII) may not be amended, waived or otherwise modified without the consent of the Required Term Lenders and no amendment, waiver, modification or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 4.02 to the making of any Term Loan or to the incurrence of any Obligations shall be effective without the consent of the Administrative Agent and the Required Term Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.

(ii) In addition, notwithstanding the foregoing clause (i), (a) this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder which shall constitute Term Loans hereunder (“Replacement Term Loans”); provided that (I) the aggregate principal amount of Replacement Term Loans shall not exceed the aggregate principal amount of Refinanced Term Loans, (II) the Applicable Margin for Replacement Term Loans shall not be higher than the Applicable Margin for Refinanced Term Loans, (III) the weighted average life to maturity of Replacement Term Loans shall not be shorter than the weighted average life to maturity of Refinanced Term Loans at the time of such refinancing, (IV) all other terms applicable to Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing Replacement Term Loans than, those applicable to Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Term Loan Maturity Date in effect immediately prior to such refinancing, and (V) after giving effect to any refinancing request pursuant to Section 10.01(ii)(b) below, the Borrower shall have Aggregate Revolving Credit Commitments of not less than $10,000,000 and shall have no Outstanding Amount of Revolving Loans;

(b) any Lender with a Refinanced Term Loan not providing a Replacement Term Loan who is also a Revolving Lender may, in such Lender’s discretion, request the refinancing of such Lender’s Revolving Loans pursuant to which the Obligations of such Lender shall be repaid in full in cash and such Lenders’ Revolving Credit Commitment shall terminate and if such Lender is not replaced by a Lender constituting an Eligible Assignee and otherwise pursuant to Section 10.06(b), the Aggregate Revolving Credit Commitments shall be permanently reduced in the amount of such Revolving Lenders’ Revolving Credit Commitment and Schedule 2.02 shall be deemed amendment to reflect the Applicable Percentages and Pro Rata Term Shares of each Lender after giving effect to all such replacements.

(iii) Notwithstanding the foregoing clause (i), if, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.01, the consent of the Required Lenders is obtained or, as applicable, Required Revolving Lenders or Required Term Lenders, but the consent of one or more of such other Lenders whose consent is required is not obtained (a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, the Borrower shall have the right to replace all, but not less than all, of such Non-Consenting Lender or Lenders (so long as all Non-Consenting Lenders are so replaced) with one or more persons pursuant to Section 10.13 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. The Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices, Term Loan Interest Selection Rate Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Arrangers), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all costs and expenses of lien and title searches and title insurance, (iv) taxes, fees and other charges for recording Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens, (v) costs of appraisals, inspections, and verifications, including, without limitation, travel, lodging, and meals for inspections of the Collateral and the Borrower’s operations by the Administrative Agent, subject to Section 6.10, (vi) costs and expenses of preserving and protecting the Collateral, (vii) sums paid or incurred to pay any amount or take any action required of the Borrower under the Loan Documents that the Borrower fails to pay or take and (viii) all reasonable out of pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out of pocket expenses incurred upon the sale or other realization upon the Collateral during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit or (C) in connection with the sale or other realization upon the Collateral. Notwithstanding anything to the contrary, this Section 10.04(a) shall not apply to Taxes.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Arrangers and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the breach of contract, gross negligence, willful misconduct or intentional malfeasance of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Notwithstanding anything to the contrary, this Section 10.04(b) shall not apply to Taxes.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such unpaid amount based on such Lender’s pro rata share of the Aggregate Commitments (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Sections 2.13(d) and (e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff after an Event of Default, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (except pursuant to Section 10.18 hereto) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Revolving Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) or its Pro Rata Term Share of the Term Loan at the time owing to it (such Lender’s portion of the Loans and commitments with respect to each of the Revolving Credit Facility and the Term Loan Facility (each, an “Applicable Facility”) being referred to in this Section 10.06 as its “Applicable Share”); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Applicable Share of the Applicable Facility or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Applicable Share with respect to each Applicable Facility subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than (A) with respect to any Lender’s Applicable Share of the Term Loan Facility, $1,000,000 and (B) with respect to any Lender’s Applicable Share of the Revolving Credit Facility, $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Applicable Facility, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans;

(iii) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

Notwithstanding anything to the contrary in this Section 10.06(b), no Lender shall assign, sell participations or syndicate all or a portion of such interest to any Person who is (i) listed on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by OFAC and/or on any other similar list maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation; or (ii) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and (in each case, as applicable) the Revolving Credit Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or any Affiliates or Subsidiaries of the Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were the Lender that sold its participation to the Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Subject to the immediately preceding sentence, a Participant that would be a Foreign Lender if it were a Lender shall be entitled to the benefits of Section 3.01 (subject to the requirements and limitations of such sections) as if it were a Foreign Lender; provided that a Participant shall not be entitled to the benefits of Section 3.01 with respect to any Taxes that result from a Participant’s failure to notify the Borrower or the Administrative Agent of such participations (for this purpose, the receipt by the Borrower or the Administrative Agent of any form described in Section 3.01(e) will constitute notice).

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefits of Sections 3.01 and 3.04 (subject to the requirements and limitations of such sections) as if it were a Foreign Lender; provided that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Sections 3.01 and 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Lender to the same extent, and as if, such Revolving Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time (i) Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) MLCC assigns all of its Commitment and Loans pursuant to subsection (b) above, MLCC may, upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America or MLCC as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c)). If MLCC resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Revolving Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (but only if such assignee or Participant agrees to keep such Information confidential on the same terms as this Agreement) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations (but only if such counterparty agrees to keep such Information confidential on the same terms of this Agreement), (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any other Loan Party.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary relating to the Parent Guarantor, the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from any Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of reasonable care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning any Loan Party, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE COUNTY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE

ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.17 Time of the Essence. Time is of the essence of the Loan Documents.

10.18 Assignment and Delegation to and Assumption by the Company. Effective immediately following the consummation of the Acquisition and the initial borrowings hereunder, and without any further action by or on behalf of any of the parties hereto or any other Person, the Company (it being understood that the Company succeeds to all rights and obligations by operation of law) hereby irrevocably and unconditionally (a) assumes and agrees punctually to pay, perform and discharge when due each of the Obligations and each and every debt, covenant and agreement incurred, made or to be paid, performed or discharged by the Borrower under the Loan Documents, (b) agrees to be bound by all the terms, provisions and conditions of the Loan Documents applicable to the Borrower (as such term is used herein), and (c) agrees that it will be responsible for and deemed to have made all the representations and warranties of the Borrower, whenever made or deemed to have been made, in the case of each of the foregoing clauses, with the same force and effect as if the Company were the original Borrower hereunder. Upon the effectiveness of the assumptions provided for above, the Company will be the Borrower for all purposes of this Agreement and the other Loan Documents and any instrument, certificate, or other document delivered in connection with the Loan Documents and it may exercise every right and power of the Borrower under this Agreement and the other Loan Documents with the same force and effect as if it were the original Borrower hereunder.

10.19 Pari Passu Treatment.

(a) Notwithstanding anything to the contrary set forth herein and subject to Section 8.03, each payment or prepayment of principal and interest received after the occurrence of an Event of Default hereunder shall be distributed pari passu among the Lenders, in accordance with the aggregate outstanding principal amount of the Obligations owing to each Lender divided by the aggregate outstanding principal amount of all Obligations.

(b) Following the termination of the Aggregate Commitments, each Lender agrees that if it shall obtain payment (voluntary or involuntary) in respect of the Loans and L/C Obligations held by it as a result of which the unpaid amount of Loans and L/C Obligations held by it as a percentage of such Lender’s Aggregate Commitment (immediately prior to any termination thereof) shall be proportionately less than the unpaid principal portion of the Loans and L/C Obligations held by any other Lender, as a percentage of such other Lender’s Aggregate Commitment (immediately prior to any termination thereof), it shall purchase from such other Lender a participation in the Loans and L/C Obligations held by such other Lender, so that the aggregate unpaid amount of the Loans and L/C Obligations held by each Lender as a percentage of such Lender’s Aggregate Commitment (immediately prior to any termination thereof) shall be in the same proportion to the aggregate unpaid amount of the Loans and L/C Obligations held by each other Lender as a percentage of such Lender’s Aggregate Commitment (immediately prior to any termination thereof); provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 10.19 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest.

(c) The Borrower expressly consents to the foregoing arrangements.

10.20 Advertising Promotion and Marketing. The Administrative Agent and each Lender may, and the Borrower hereby authorizes the Administrative Agent and each Lender to, with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed, include references to the Borrower and its Subsidiaries, and utilize any logo or other distinctive symbol associated with the Borrower or any of its Subsidiaries, in connection with any advertising, promotion or marketing undertaken by the Administrative Agent or such Lender for the purpose of publicizing the transactions contemplated herein or identifying the Borrower as a recipient of services provided by the Administrative Agent or such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

EPL FINANCE CORP.

By:	/s/ Steven A. Flyer
Name: Steven A. Flyer
Title: President

EL POLLO LOCO, INC.

By:	/s/ Pamela R. Milner
Name: Pamela R. Milner
Title: Vice President

EPL INTERMEDIATE, INC.

By:	/s/ Stephen E. Carley
Name: Stephen E. Carley
Title: President

(Signature Page to Credit Agreement)

MERRILL LYNCH CAPITAL CORPORATION, as Administrative Agent and Swing Line Lender

By:	/s/ Stephanie Vallillo
Name: Stephanie Vallillo
Title: Vice President

BANK OF AMERICA, N.A., as Syndication Agent and L/C Issuer

By:	/s/ Cristin M. O’Hara
Name: Cristin M. O’Hara
Title: Principal

(Signature Page to Credit Agreement)

MERRILL LYNCH CAPITAL CORPORATION, as a Lender

By:	/s/ Stephanie Vallillo
Name: Stephanie Vallillo
Title: Vice President

(Signature Page to Credit Agreement)

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Cristin M. O’Hara
Name: Cristin M. O’Hara
Title: Principal

(Signature Page to Credit Agreement)

Wells Fargo Bank, N.A., as a
Lender

By:	/s/ James Kendrick Noble III
Name: James Kendrick Noble III
Title: Managing Director

By:	/s/ Brian J. Roach
Name: Brian J. Roach
Title: Managing Director

CIT Lending Services Corporation, as a Lender

By:	/s/ Barbara Habhab
Name: Barbara Habhab
Title: Vice President

(Signature Page to Credit Agreement)